UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 2, 2011

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on March 2, 2011 at 8:30 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2. To hold an advisory vote on executive compensation.

3. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on January 7, 2011 as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders on the Internet. We believe this e-proxy process, also known as “notice and access,” expedites stockholders receipt of proxy materials, lowers our printing and mailing costs and reduces the environmental impact of producing the materials for our annual meeting. On or about January 20, 2011, we will mail to our stockholders of record as of January 7, 2011 a notice containing instructions on how to access our proxy statement and annual report on the Internet and also how to vote their shares via the Internet. If you received a notice by mail you will not receive a printed copy of the proxy materials unless you specifically request them. Both the notice and this proxy statement contain instructions on how you can request a paper copy of the proxy statement and annual report.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that as soon as possible, you either:

(a) vote via the Internet pursuant to the instructions provided in the Notice; or

(b) request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either:

(i) complete, sign, date and return the proxy card you will receive in response to your request; or

(ii) vote via telephone (toll-free) in the United States or Canada, in accordance with the instructions on your proxy card.

By order of the Board of Directors

Mark J. Casey, Secretary

Bedford, Massachusetts

January 18, 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 2, 2011: The Proxy Statement, the Hologic Annual Report for the fiscal year ended September 25, 2010 and the Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

March 2, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Hologic, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on March 2, 2011 at 8:30 a.m., local time, at our offices, 35 Crosby Drive, Bedford, Massachusetts 01730, or at any adjournments or postponements thereof.

Record Date

The Board of Directors has fixed the close of business on January 7, 2011 as the record date (the “Record Date”). Accordingly, only holders of record of our common stock, $.01 par value per share (“Common Stock”), as of the close of business on the Record Date will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. As of the Record Date, an aggregate of 260,364,886 shares of our Common Stock were issued, 219,033 of which are held in treasury, and an aggregate of 260,145,853 shares of our Common Stock were outstanding. The holders of our Common Stock are entitled to one vote per share on any proposal presented at the annual meeting.

Business to be Transacted

At the annual meeting, stockholders will act upon the following proposals:

1.	To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Board of Directors’ Recommendation for Voting on the Proposals

The Board of Directors recommends a vote “FOR” each of the nominees for director, a vote “FOR” approving, on an advisory basis, the compensation of the named executive officers, a vote “FOR” approving, on an advisory basis, the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, and a vote “FOR” ratifying the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm.

Voting of Shares by Proxy

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (1) filing with our Secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a date later than the date of such proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the annual meeting or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the annual meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, Attention: Secretary, at or before the taking of the vote at the annual meeting.

Quorum and Votes Required

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business at the annual meeting. Votes withheld, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of directors and the advisory vote on the frequency of holding an advisory vote on executive compensation will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting is required for approval.

An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on any of the matters being submitted to stockholders.

The persons named as the proxies, Robert A. Cascella and Glenn P. Muir, were selected by the Board of Directors and are officers and directors of Hologic. All properly executed proxies returned in time to be counted at the annual meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee’s name in the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. In addition, the stockholders will consider and hold an advisory vote on executive compensation and hold an advisory vote on the frequency of holding an advisory vote on executive compensation. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the accompanying proxy card (or any properly signed and dated copy thereof) will be voted as recommended by the board as set forth in the accompanying notice of annual meeting of stockholders.

Other Business

The Board of Directors knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, shares represented by all proxies received by our Secretary will be voted with respect thereto in accordance with the judgment of the persons named as the proxies.

Requesting Proxy Materials by Mail

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy of the proxy materials by (i) calling 1-800-579-1639; (ii) sending an email to sendmaterial@proxyvote.com; or (iii) logging onto www.proxyvote.com. The Notice also provides you with these instructions on how to request printed copies of the proxy materials. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about January 20, 2011, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) an Important Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice and this proxy statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine (9) directors are to be elected at the annual meeting. Our Board of Directors (referred to herein as the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently our directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are being nominated in accordance with the provisions of our bylaws, and not pursuant to any other arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 7, 2011, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director:

Name	Age	Position	Director Since
John W. Cumming	65	Chairman of the Board and Executive Officer	2001
Robert A. Cascella	56	President, Chief Executive Officer and Director	2008
Glenn P. Muir	51	Executive Vice President, Finance and Administration, Chief Financial Officer and Director	2001
Sally W. Crawford (4)	57	Director	2007
David R. LaVance, Jr. (1)(2)(3)(4)(5)	56	Director	2002
Nancy L. Leaming (3)(4)	63	Director	2003
Lawrence M. Levy (1)(2)(3)	72	Director	2005
Elaine S. Ullian (1)(4)	63	Director	2007
Wayne Wilson (2)(3)(4)	61	Director	2007

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Corporate Development Committee
(3)	Member of our Audit Committee
(4)	Member of our Compensation Committee
(5)	Lead Independent Director

Mr. Cascella has been one of our directors since June 2008. He has served as the our Chief Executive Officer since November 2009. He joined us in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining us, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978. As our Chief Executive Officer, Mr. Cascella has direct responsibility for the Company’s strategy and operations. This position, together with his many years of experience in the healthcare industry, make him an invaluable contributor to the Board.

Ms. Crawford became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Universal American Corporation, Exact Sciences Corporation, Zalicus, Inc. and Insulet Corporation. Ms. Crawford served as a director of Chittenden Corporation from 1998 to 2008. Ms. Crawford’s service in various senior executive positions in the managed care sector and her continuing healthcare consulting practice contribute to her significant management and leadership experience and expertise in operational, regulatory and related disciplines applicable to our business and operations.

Mr. Cumming was appointed as Chairman in May 2008 and currently serves as Chairman and an executive officer focused on international and strategic development. He served as our Chief Executive Officer and director from July 2001 through November 2009. From August 2000, when Mr. Cumming joined us, to July 2001, Mr. Cumming held the positions of Senior Vice President and President, Lorad. Prior to joining us, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984. Mr. Cumming currently serves on the Board of Trustees of Bentley University. As our former Chief Executive Officer and continuing senior executive focusing on strategic initiatives, Mr. Cumming brings to the Board his seasoned perspective and practical insights regarding our business, operations and strategy.

Mr. LaVance has been one of our directors since December 2002 and was elected Lead Independent Director of our Board in 2008. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation, a developer of specialized medical products with a focus on cardiac technologies. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. From 1995 to 1997, Mr. LaVance was a Managing Director for KPMG Health Ventures, the life sciences consulting practice of the KMPG accounting firm. Mr. LaVance’s mix of leadership, management, strategic and finance skills and experience, together with his focus on medical device and life sciences companies, enable him to provide important experience and insights to the Board.

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as a director of the Board of the American Red Cross of Massachusetts Bay, Edgewater Technology, Inc. and Biogen Idec, Inc. Ms. Leaming has well-developed leadership skills and financial acumen and provides insights into the healthcare reimbursement and payor market, where she spent 20 years in senior operational, financial and managerial roles.

Mr. Levy has been one of our directors since December 2005. Mr. Levy retired from the position of Senior Counsel at Brown Rudnick LLP, an international law firm, in January 2011. Mr. Levy had been Senior Counsel at Brown Rudnick since February 2005 and, for more than 30 years before that, had been a Partner at the firm, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School. Mr. Levy is a seasoned corporate attorney with extensive experience in representing public and private companies in the United States and abroad. Mr. Levy chaired Brown Rudnick’s International Practice Group and, in 1997, opened Brown Rudnick’s London office, dividing his time between the firm’s London and Boston offices for more than 13 years. Mr. Levy’s broad legal and cross-border transactional experience enables him to provide valuable insights and perspectives to the Board.

Mr. Muir, a certified public accountant, was appointed to our Board in July 2001, and has held the position of Executive Vice President, Finance and Administration since September 2000. Mr. Muir has been our Chief Financial Officer since 1992. Mr. Muir served as the Company’s Controller from the time he joined us in October 1988 through 1992. Mr. Muir received an M.B.A. from the Harvard Graduate School of Business Administration in 1986. As our Executive Vice President and Chief Financial Officer, Mr. Muir is an integral member of our senior management team, with extensive experience in finance and financial reporting. In addition to serving as Chief Financial Officer, Mr. Muir is an active participant in the oversight of our operations and formulation and implementation of our strategic initiatives. His mix of finance, operational and strategic expertise provide important contributions to the Board.

Ms. Ullian has been one of our directors since October 22, 2007. Ms. Ullian served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital from 1996 until her retirement in January 2010. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine; lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals Incorporated and Thermo Fisher Scientific Inc. Ms. Ullian previously served as one of our directors from 1996 to 2003 and served as a director of Valeant Pharmaceuticals International, Inc. from 2004 to 2008. In her professional capacity as former Chief Executive Officer/President of 3 hospitals, including two major academic medical centers, Mrs. Ullian brings knowledge and understanding of Hologic’s customer base, their priorities and challenges especially under Health Care Reform. All 3 institutions led by Mrs. Ullian over a 25 year period had a strong commitment to accessible health care, and a particular focus on women’s health services. As a person whose career had been dedicated to the provision of clinical care services to patients, she brings an important perspective to the Board.

Mr. Wilson became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since 2003. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including as President, Chief Operating Officer, and Chief Financial Officer, at PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. From 1986 to 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc. and ARIAD Pharmaceuticals, Inc. Mr. Wilson’s qualifications to serve on the Board include his extensive experience in financial accounting and reporting and his ability to evaluate financial results and generally oversee the financial reporting process of a publicly traded corporation.

EXECUTIVE OFFICERS

The names of our executive officers, who are not directors, along with certain biographical information furnished by them, are set forth below:

Name	Age	Title
David J. Brady	51	Senior Vice President, Human Resources
Mark J. Casey	47	Senior Vice President, General Counsel and Secretary
David P. Harding	45	Senior Vice President and General Manager, International
Peter K. Soltani	50	Senior Vice President and General Manager, Breast Health
Jay A. Stein	68	Chairman Emeritus, Senior Vice President and Chief Technical Officer
Steven S. Williamson	38	Senior Vice President and General Manager, GYN Surgical Products

Executive officers are chosen by and serve at the discretion of our Board of Directors.

Mr. Brady joined us in May 1995 as Manager, Human Resources and served as such until January 1998 when he was promoted to Director, Human Resources. Following this promotion in September 2000 he was promoted to Vice President, Human Resources & Facilities Administration. In February, 2003, Mr. Brady was appointed Senior Vice President, Global Human Resources & Facilities Administration. Prior to joining us Mr. Brady served as Manager of Human Resources at IPL Systems.

Mr. Casey joined us in October 2007 in connection with our merger with Cytyc. Mr. Casey is our Senior Vice President, General Counsel and Secretary. Prior to joining us, Mr. Casey held the position of Vice President, Deputy General Counsel and Chief Patent Counsel at Cytyc where he joined in 2002 as Assistant General Counsel and Chief Patent Counsel. Prior to joining Cytyc, Mr. Casey served as an attorney for Boston Scientific from 1998-2002 and EMC Corporation from 1996-1998. Mr. Casey joined Digital Equipment Corporation’s (DEC) law department in 1992, where he served until 1996. Prior to this, Mr. Casey held various engineering positions with DEC and AT&T Network Systems from 1985 through 1992. Mr. Casey received a B.S. in Electrical Engineering from Syracuse University and a J.D. from Suffolk University.

Mr. Harding joined us in October 2007 in connection with our merger with Cytyc. Mr. Harding is our Senior Vice President and General Manager, International, a role he assumed in early 2010. Prior to this, he was Senior Vice President and General Manager of our Interventional Breast Solutions business. While at Cytyc, Mr. Harding was Senior Vice President and President, Cytyc International and, prior to that, Vice President of Marketing. From 1993 to 2004, Mr. Harding was an Associate and then Principal at McKinsey & Company, where he served as a strategy consultant in a variety of industries with a focus on sales and marketing management. Prior to McKinsey, Mr. Harding was in a variety of engineering roles at JAE Oregon and Rockwell International. Mr. Harding earned his MBA from the Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Aerospace Engineering from the University of Southern California.

Dr. Soltani joined us in November 2000 as Vice President and General Manager of Direct Radiography Corp. and served as such until September 30, 2007, when he was appointed to manage our Breast Health line of business. He currently serves as Senior Vice President and General Manger Breast Health. Prior to joining us, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product

Development from 1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

Dr. Stein, a co-founder, Chairman Emeritus, Senior Vice President and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President and Chief Technical Officer of the Company since its organization in October 1985. Dr. Stein served as a director of the Company from October 1985 through October 2007, including as Chairman of the Company’s Board from June 2001 to November 2002. Since October 2007 he has served as Chairman Emeritus pursuant to which he continues to participate in meetings of the Board. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of nineteen patents involving X-ray technology.

Mr. Williamson joined us in October 2007 in connection with our merger with Cytyc. Mr. Williamson is our Senior Vice President and General Manager, GYN Surgical Products, responsible for managing our surgical line of business. Mr. Williamson served NovaCept as a Territory Manager before NovaCept was acquired by Cytyc in March 2004. At Cytyc, Mr. Williamson performed various sales, marketing, and sales management roles before his promotion to Vice President of Sales in January of 2006. Mr. Williamson held this role until January 2009 when he was promoted to Vice President of Sales and Marketing for GYN Surgical Products. His promotion to Senior Vice President occurred in December 2009. Prior to joining NovaCept, Mr. Williamson held a range of sales and marketing positions, most notably with the Endoscopic Technologies group of C.R. Bard, Inc. Mr. Williamson holds a M.B.A. from Bentley College and a B.B.A. from the Isenberg School of Management at the University of Massachusetts.

GOVERNANCE OF OUR COMPANY

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. The Board is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of The Nasdaq Stock Market. The Board has determined that the following directors are “independent,” according to the above definition: Nancy Leaming, David LaVance, Lawrence Levy, Elaine Ullian, Sally Crawford and Wayne Wilson. In addition, the Audit Committee is composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934. In making its independence determination with respect to Mr. Levy, the Board considered Mr. Levy’s position as senior counsel at Brown Rudnick, a law firm to whom we paid more than $200,000 in legal services during fiscal year 2010. In January 2011, Mr. Levy retired from Brown Rudnick. Because Mr. Levy did not perform any legal services on behalf of the Company in his capacity as senior counsel at Brown Rudnick and did not derive any compensation from Brown Rudnick based upon fees paid by the Company to Brown Rudnick, the Board concluded that this relationship did not interfere with the ability of Mr. Levy to be independent from management and to act in our best interests and the interest of our stockholders.

The Board has adopted a charter for each of the four standing committees that addresses the make-up and functioning of such committee. The Board has also adopted corporate governance guidelines, a code of business conduct that applies to all of our employees, officers and directors and a code of ethics (included in the code of business conduct) that applies specifically to senior financial officers. The charters for each of the four standing committees, the corporate governance guidelines, and the code of business conduct, including the code of ethics for senior financial officers, are all publicly available on the Company’s website at www.hologic.com.

Board Leadership Structure

We separate the role of Chief Executive Officer from the leadership of our Board in recognition of the different roles of each position and to foster independent leadership of our Board. As our Chairman of the Board is currently an executive officer, we have designated a Lead Independent Director from among the independent members of the Board, to be the leader of our Board. In such position, the Lead Independent Director, as further described below, chairs and presides over meetings of the Board, serves as a liaison between the independent directors and management, and otherwise serves as the functional equivalent of an independent Chairman of the Board.

The Nominating and Corporate Governance Committee of the Board is responsible for recommending a candidate for the position of Lead Independent Director from the independent members of the Board. The independent directors (acting by a vote of the majority of independent directors then serving on the Board) are responsible for approving and appointing the Lead Independent Director. The Lead Independent Director is elected at least once on an annual basis, generally at the Board meeting in conjunction with each annual meeting of stockholders. Currently Mr. LaVance is designated as the Lead Independent Director. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•

advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board, as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors;

•

serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer;

•	coordinate with the independent directors in respect of each of the foregoing; and

•	preside over meetings of the Board.

The Lead Independent Director Description is publicly available on the Company’s website at www.hologic.com.

Risk Oversight

Our Board is responsible for risk oversight. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal and external auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments, including the enterprise-risk exposures related thereto. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. While the Board has overall responsibility for risk oversight, the Board delegates to its committees responsibility for oversight of risks associated with each committee’s respective areas of responsibility.

At the Compensation Committee’s direction, our Senior Vice President of Human Resources, Vice President of Human Resources and other members of the human resources and finance department in conjunction with the Committee’s independent compensation consultant and the Company’s outside legal counsel conducted a risk assessment of our compensation programs, including our executive compensation programs. The Committee and its independent compensation consultant reviewed and discussed the assessment, and the Committee concurred with management’s assessment, that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Meetings of the Board of Directors and its Committees

The Board met fifteen (15) times during the fiscal year ending September 25, 2010, and except for Mr. Cumming who attended 67 percent of the total number of meetings, each of our directors attended at least 75 percent of the total number of meetings of the Board and all committees of the Board on which he or she served. The majority of Mr. Cumming’s absences were as a result of traveling on business of the Company, as Mr. Cumming’s responsibilities have been focused on the Company’s international and strategic development. During fiscal 2010, the independent directors of the Board met in executive session during each of the Board’s quarterly regular meetings and at such other Board and Committee meetings as the independent directors elected.

Director Nomination Process

As provided in its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. The Nominating and Corporate Governance Committee seeks to identify director candidates and may rely on input provided by a number of sources, including the Nominating and Corporate Governance Committee members, our other directors or officers, our stockholders, and third parties such as professional search firms.

In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials including: character and integrity, business acumen, age, experience, commitment and diligence. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. Generally, directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well with others. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board using the same criteria described in the preceding paragraph. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock should be sent to the attention of the Corporate Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. If you wish to formally nominate a candidate you must follow the procedures described in Section 1.4 of our bylaws.

Audit Committee

The Audit Committee is responsible for assisting our Board in the oversight of (i) our financial reporting process, accounting functions, internal audit functions and internal controls over financial reporting, and (ii) the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm. In addition, the Audit Committee, among other things, reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

None of the current members of the Audit Committee are employees of our company and our Board has determined that each member of the Audit Committee is independent (as independence is defined in the current listing standards of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934). The Audit Committee met thirteen (13) times during fiscal year 2010. Ms. Leaming and Messrs. Wilson, LaVance and Levy are the current members of the Audit Committee, and Ms. Leaming serves as Chairperson.

Audit Committee Financial Expert. The Board has determined that each of Messrs. Wilson and LaVance and Ms. Leaming qualify as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K, and “independent” for purposes of current listing standards of The Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Compensation Committee

The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each of our executive officers and such other of our senior officers as the Compensation Committee deems appropriate, (ii) evaluating the performance, as it relates to their compensation, of the Chief Executive Officer, the other executive officers and such other senior officers as the Committee deems appropriate, (iii) overseeing the administration and the approval of grants and terms of equity awards under our equity-based compensation plans, which may include the delegation of such authority for the purpose of issuing equity incentives to our non-executive officers, (iv) reviewing and approving other compensation plans as the Committee deems appropriate, (v) general oversight of risks associated with our compensation policies and practices, and (vi) approving and/or recommending compensation for members of the Board, and each Committee thereof, for review and approval by the Board. The Board and Compensation Committee may delegate limited authority to executive officers or other directors of the Company to grant equity awards to non-executive officers. Currently, David J. Brady, our Senior Vice President, Human Resources, has been delegated such authority, subject to terms, conditions and limitations previously approved by the Compensation Committee and the Board, with each of Messrs. Cascella and Muir authorized to serve as an alternate to Mr. Brady at times when Mr. Brady is not otherwise available.

The Compensation Committee met fourteen (14) times during fiscal year 2010.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Ms. Crawford, Ms. Ullian, Ms. Leaming and Messrs. LaVance and Wilson, and Ms. Crawford serves as Chairperson. No member of the Compensation Committee is or has ever been an executive officer or employee of our company (or any of its subsidiaries) and no “compensation committee interlocks” existed during fiscal year 2010.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board potential candidates to be nominated for election or appointment as our directors as well as consideration of issues relating to the corporate governance of our company, including evaluating the performance of the Board and its committees, developing and periodically reviewing our corporate governance guidelines, reviewing and recommending to the Board any changes to the committee charters, recommending the membership and chair of our Board committees and leading the succession planning process for our executive officers. The Nominating and Corporate Governance Committee also considers suggestions regarding possible candidates for director as described above under “Director Nomination Process.”

The Nominating and Corporate Governance Committee met seven (7) times during fiscal year 2010. Ms. Ullian and Messrs. Levy and LaVance are the current members of the Nominating and Corporate Governance Committee, and Mr. LaVance serves as Chairperson.

Corporate Development Committee

The Corporate Development Committee was formed in September 2004 to assist the Board in its oversight of strategic and investment transactions, financing activities and such other matters of a strategic nature as may be delegated to it from time to time by the Board.

The Corporate Development Committee met seven (7) times during fiscal year 2010. Messrs. LaVance, Wilson and Levy are the members of the Company’s Corporate Development Committee, and Mr. Levy serves as Chairperson.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions.

Attendance by Directors at the Annual Meeting of Stockholders

Our Board has scheduled a Board meeting in conjunction with the annual meeting of stockholders. Our directors are encouraged to attend the annual meeting of stockholders on March 2, 2011. All directors then serving on our Board attended the annual meeting of stockholders held on March 3, 2010.

Stockholder Communications with the Directors

Stockholders may contact our Board of Directors and committees thereof by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. All communications directed to our Board of Directors or a committee thereof will be delivered to our Board of Directors or the appropriate committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs, and the factors we considered in making those decisions with respect to the compensation earned by the following individuals, who as determined under the rules of the SEC are collectively referred to herein as our “named executive officers”:

•	Robert A. Cascella, Chief Executive Officer, who assumed this office effective November 5, 2009;

•	John W. Cumming, who served as our Chairman and Chief Executive Officer until November 5, 2009 and thereafter as an executive officer and our Chairman;

•	Glenn P. Muir, Executive Vice President and Chief Financial Officer;

•	David P. Harding, Senior Vice President and General Manager, International;

•	Dr. Peter K. Soltani, Senior Vice President and General Manager, Breast Health; and

•	Steven S. Williamson, Senior Vice President and General Manager, GYN Surgical Products who was promoted to this position effective December 14, 2009.

Overview

Our compensation programs for our executives are designed to align compensation objectives with our business strategies and to encourage our executives to focus on creating sustainable, long-term growth and stockholder value. A key element of our human resource strategy is the design and implementation of compensation plans, programs and arrangements that: provide a comprehensive approach to executive compensation; provide competitive and differentiated levels of pay based on corporate and individual performance; help attract and retain superior executive talent; and reinforce the alignment of the interests of the members of our executive management team with those of our stockholders. To that end, we believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that compensation levels should reflect both our short-term and long-term performance objectives. With respect to our short-term performance, we believe that our compensation plans should provide the flexibility to reflect the extent to which goals are missed, met or exceeded, while taking into account external factors as well as an individual’s ability to directly influence company results.

Since Mr. Cumming became our Chief Executive Officer in 2001, we have grown from a company of approximately 800 employees, $94 million in revenue and market capitalization of $80 million ($1.26 per share, as adjusted for stock splits) as of the completion of our 2001 fiscal year, to a company of approximately 4,200 employees, $1.679 billion in revenue and market capitalization of $4.3 billion ($16.66 per share) as of the completion of our 2010 fiscal year, for an annualized return to stockholders during that period of over 33%. During this period of extraordinary growth, Mr. Cumming was assisted by Robert Cascella, who joined the Company as Chief Operating Officer in 2003 and became our Chief Executive Officer in November 2009, and Mr. Muir, who served as Executive Vice President and Chief Financial Officer during the entire period. Today, we are known as a premier company focused on the healthcare needs of women, with the majority of our product lines having achieved and maintained number one positions in their respective markets. As a result of this historical growth and the high levels of performance of our executives in achieving this growth, we have traditionally sought to compensate our senior executive officers at comparable levels to those executives at the top tier of benchmarked data gathered from publicly available compensation information at peer group companies.

In the last three years, our larger size, coupled with the more recent uncertain macroeconomic and regulatory environment have combined to significantly constrain our growth. Nevertheless, during this challenging period, we have continued to maintain or improve our market share for most of our major product lines, and we have continued to look to the future through the development of new and improved products and the strategic acquisition of complementary businesses or product lines. In response to these challenges, the bonus component of our annual short-term incentive plans has been significantly reduced in the past two fiscal years, reflecting our short-term incentive plan multipliers being below target as performance goals were not achieved. Moreover, in November 2010, we elected to scale back the value of the annual long-term equity incentive grants made to our three most highly compensated executive officers, reflecting both a modification to our peer group in response to our current performance and a reduction of the benchmarking percentile as compared to this revised peer group. These reductions will be reflected in our fiscal 2011 compensation and are reported as supplementary information herein.

During the last three years, we have also undertaken to review and revise our compensation practices to reflect the changing economic and competitive environment and to further align the pay of our executive officers with our performance and business strategies. To that end, we have shifted our long-term annual equity incentive award mix to be more heavily weighted in value to performance-based stock options, moving such stock options from 50% in value of the annual awards in fiscal 2009, to 75% in value of the annual awards granted in fiscal 2010 and 2011. We also worked with our most senior executive officers to reduce the benefits under their change in control agreements, including: the replacement of so called “single trigger” with a “double trigger” for change of control payments, accelerating vesting and other benefits; the elimination of a special retention bonus; and the elimination, after December 31, 2011, of excise tax gross-up provisions.

In the face of the ongoing challenges posed by macroeconomic conditions and the changing healthcare regulatory environment, we believe it remains as critically important as ever to continue to provide our executives with a balance of competitive compensation and short-term and long-term incentives in order to help the company meet these challenges in the coming years. To that end, we plan to continue to review and adjust our compensation programs and practices on an ongoing basis in order to attract and retain the superior executive talent necessary to enable the company to maintain its competitive position, exploit additional market opportunities and lead us into the future. Set forth below is a more complete description of our compensation philosophy and objectives, and how each have been reflected in the implementation of our compensation programs and decisions.

Who oversees our executive compensation plans, programs and arrangements?

The compensation and benefit programs for our senior executives and our equity-based incentive compensation plans are overseen by the Compensation Committee (the “Committee”) of our Board. Committee membership is determined by our Board and, consistent with the listing requirements of the Nasdaq Global Select Market as well as Section 162(m) of the Internal Revenue Code (the “Code”), the Committee is composed entirely of independent, non-employee members of the Board. During our 2010 fiscal year, the Committee was comprised of Sally W. Crawford, David R. LaVance, Jr., Nancy L. Leaming, Elaine S. Ullian and Wayne Wilson. Ms. Crawford is the Chairperson of the Committee.

The Committee’s responsibilities are specified in the Committee’s charter. The Committee meets regularly throughout the year. At Committee meetings, non-Committee independent members of the Board and others such as the CEO, the Chief Financial Officer, the Senior Vice President of Human Resources and other senior human resource employees, legal officers or external consultants or counsel, may be invited to provide information, respond to inquiries of the Committee and generally provide support to the Committee. The Committee also works directly with senior employees in our human resources department, and with one or more independent compensation consulting firms that do not otherwise provide services to us.

During our 2010 fiscal year, which began on September 27, 2009 and ended on September 25, 2010, John W. Cumming served as our Chairman and Chief Executive Officer between September 27, 2009 and November 5, 2009. On November 5, 2009, our Board appointed Robert A. Cascella, who was then serving as our President and Chief Operating Officer, to the position of President and Chief Executive Officer, while Mr. Cumming became an executive officer and retained the title of Chairman.

During our 2010 fiscal year, Mr. Cascella, as our Chief Executive Officer, reviewed the performance and compensation of Mr. Cumming and Glenn P. Muir, our Executive Vice President and Chief Financial Officer, along with the Committee. Messrs. Cascella and Muir collectively reviewed the performance and compensation of the other named executive officers and certain other members of senior management. None of these officers participated in the deliberations of the Committee regarding his own compensation.

Mr. Muir provided input relating to the financial targets to be established for our short-term incentive plan described below, and provided data and analysis regarding the impact of the executive compensation programs on our financial performance.

Messrs. Cascella and Muir further assisted the Committee by providing their collective input on:

•	the financial impact of the bonus pool under our short-term incentive plan and the awards under our long-term incentive plans;

•	the establishment of the short-term financial and non-financial performance goals that are used as benchmarks in many of our compensation plans; and

•	the compensation program’s ability to attract, retain and motivate the level of executive talent necessary for our continued success.

What are our compensation principles?

We are a developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to the healthcare needs of women. The healthcare industry in general, and the markets in which our products compete, are highly competitive and characterized by continual change and improvement in technology. Many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. We also compete for personnel with earlier stage companies that may offer attractive growth and equity compensation opportunities. Our ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining key management personnel.

A key element of our human resource strategy is the design and implementation of compensation plans, programs and arrangements that:

•	provide a comprehensive approach to executive compensation;

•	provide competitive and differentiated levels of pay based on corporate and individual performance;

•	help attract and retain superior executive talent; and

•	reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

Compensation Committee decisions are guided by the following basic principles:

Pay for performance — We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that compensation levels should reflect both our short-term and long-term performance objectives. With respect to our short-term performance, we believe that our compensation plans should provide the flexibility to reflect the extent to which goals are missed, met or exceeded, while taking into account external factors as well as an individual’s ability to directly influence company results. We believe that with respect to our long-term performance, rewards realized under our long-term equity compensation plans should be driven largely by stockholder value;

Support our business strategy — We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value;

Pay competitively — We aim to establish overall target compensation (compensation received when achieving expected results) that is competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for business and talent; and

Focus on total compensation — We seek to use a mix of all available compensation components including base salary, annual incentives, long-term incentives, benefits and perquisites, in designing competitive compensation packages.

Over time, we believe these principles will help us to successfully identify, recruit, develop and retain talented employees who are committed to our success.

What are our executive compensation objectives?

Consistent with the basic principles of our compensation philosophy, the Committee’s compensation decisions with respect to our executive officers are guided by the following objectives, each of which is designed to facilitate our long-term success:

Drive superior performance — Our compensation plans for executive officers are designed to encourage our leaders to achieve and exceed established performance targets;

Focus on long-term success — Our compensation plans for executive officers include a variety of long-term incentive plans designed to encourage executives to focus on our long-term success and the creation of lasting stockholder value; and

Retain key executives — Our compensation plans for executive officers are focused on enabling the retention of those executives who have demonstrated superior talent and performance and whose continued employment is important to our future success.

What components comprise our executive compensation programs?

The Committee determines the elements of our executive compensation program and has selected the following compensation elements (discussed in detail below) as the core components of our compensation program designed to promote our pay-for-performance philosophy and achieve our compensation program goals and objectives:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of our company.

Short-Term Incentive Plan (Cash Bonus)	Motivate the attainment of annual financial, strategic, operational and individual goals by paying bonuses determined by the achievement of specified performance targets.

Long-Term Compensation Elements

Element	Role and Purpose
Stock Options, Restricted Stock Unit Awards and our Supplemental Executive Retirement Plan	Motivate the attainment of long-term value creation, align executive interests with the interests of our stockholders, create accountability for executives to enhance stockholder value and promote long-term retention by providing for multi-year vesting schedules applicable to these awards.

Change of Control and Severance Agreements	Promote long-term retention and align the interests of executives with stockholders during the negotiation of a potential change of control transaction.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Promote financial security and provide other benefits commensurate with those offered by peer group companies.

Additionally, the Committee has in special and limited circumstances entered into retention and/or transition agreements with its senior executive officers, typically in the context of a significant corporate event such as an acquisition or an important transition in the leadership of the company. Upon the completion of our transformational business combination with Cytyc Corporation in October 2007, we entered into a number of agreements with executive officers of both Cytyc and the company in order to facilitate the successful combination of the two entities. Most recently we entered into a transition agreement with Mr. Cumming in November 2009 in connection with his stepping down as our Chief Executive Officer in order to retain Mr. Cumming’s services to assist with the transition to Mr. Cascella and to ensure that Mr. Cumming was available to continue to provide ongoing critical support for our business, including business development and international operations.

The Committee seeks to allocate the compensation of our named executive officers in a manner designed to achieve total compensation in line with the Committee’s subjective assessment of an individual’s performance and value, as well as the benchmarks established by reference to the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies.

How does the Committee determine the forms and amounts of compensation?

The Committee annually determines the compensation levels for our executive officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance and the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies.

The Committee retains independent compensation consultants

During our 2010 fiscal year, the Committee engaged independent compensation consultants (the “Compensation Consultants”), in order to assist the Committee in the discharge of its duties. The Compensation Consultants did not perform any services for us other than as directed by the Committee. The Committee has the authority to terminate or replace the Compensation Consultants at any time.

During our 2010 fiscal year, the Compensation Consultants provided the Committee with:

•	a comprehensive review of our executive compensation philosophy and strategy, including revisiting the peer group companies and the criteria for selecting peers;

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites;

•	executive retention strategies, succession planning and transition strategies, and

•	support for the preparation of our disclosure in this proxy statement.

The Committee compares our compensation plans to those provided by the competitors in our peer group

A key task undertaken by the Compensation Consultants is to assist the Committee in constructing a tailored group of peer companies to enable the Committee to benchmark the elements of the total direct compensation (base salary, bonus and all long-term incentive plan benefits) paid to our named executive officers. The Committee seeks to maintain a peer group representing a broad, but reasonable, range of companies for comparison based on the following factors:

•	Similarities in revenue levels (between $0.8 billion and $3.34 billion) and size of market capitalization (between $1.9 billion and $7.6 billion);

•	Similarities to the industries within which we operate (i.e. medical devices, medical equipment and supplies, and diagnostic products);

•	The generally overlapping labor market for top management talent; and

•	Our status as a publicly-traded, U.S.-based, non-subsidiary firm.

At the beginning of our 2010 fiscal year, our peer group consisted of the following companies:

Beckman Coulter, Inc.	Bio-Rad Laboratories, Inc.	Charles River Laboratories International, Inc.	C. R. Bard, Inc.

DENTSLPLY International, Inc.	Edwards Life Science Corp.	Forest Laboratories	Intuitive Surgical Corp.

Alere Inc. (formerly Inverness Medical, Inc.)	Kinetic Concepts, Inc.	Life Technologies Corp.	Millipore Corp.

Sepracor Inc.	St. Jude Medical, Inc.	Varian Medical Systems, Inc.	Waters Corp.

During our 2010 fiscal year, the Committee, with the assistance of its Compensation Consultant, reviewed the companies included within our peer group in order to monitor potential additions and subtractions to the group. As a result of this review, in June 2010, the Committee elected to adjust the peer group by removing Forest Laboratories, Life Technologies Corp., Millipore Corp., Sepracor Inc. and St. Jude Medical, Inc. from the peer group (as a result of their positioning above the target market capitalization and/or revenue ranges or as a result of their acquisition) and adding Cephalon, Inc., IDEXX Laboratories, Perrigo Corp., and Resmed, Inc. (which more closely fit our peer group criteria). The short-term and long-term compensation awarded to executive officers at peer group companies as adjusted in response to this peer group review was used as a benchmark to assist the Committee in making compensation decisions after May 2010.

The Committee determines target levels for executive base pay, short-term incentive pay, long-term incentive pay, and equity awards by reference to benchmark data gathered from publicly available information regarding the compensation practices of the peer group companies listed above, and where appropriate, survey data from a broader index of comparable public companies. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes that it must be flexible in its approach to the compensation of our executives in order to react to marketplace trends or company-specific situations as they arise.

A comparison of each element of the compensation paid to our named executive officers to the compensation received by executives serving in similar positions at peer group companies, or where appropriate at companies comprising a broader index of public companies is presented below.

The Committee uses tally sheets

In order to assess compensation information relative to each of our named executive officers, the Committee reviews individualized tally sheets which set forth the total direct compensation payable to these senior executives. These tally sheets also provide a breakdown of each of the various elements comprising a named executive officer’s compensation, including cash compensation (base salary and bonus), long-term incentive compensation (stock options and restricted stock units), and benefits payable under our Supplemental Executive Retirement Plan, or SERP. The information presented on the tally sheets demonstrates the variance in annual compensation levels with respect to each named executive officer, and allows the Committee to review the total direct compensation payable to each named executive officer. In conducting its review of the tally sheets for our 2010 fiscal year, the Committee determined that the total direct compensation amounts payable to our named executive officers remained consistent with the Committee’s compensation policies and principles and that the variance in compensation levels with respect to named executive officers adequately reflected the Committee’s assessment of the relative importance of the position and responsibilities of each of our named executive officers.

What specific decisions did the Committee make regarding the various components of our executive compensation programs for our 2010 fiscal year and why did the Committee make these decisions?

Short-Term Compensation Elements

Base Salary

An executive’s base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary represents the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group (and where appropriate, survey data from a broader index of comparable public companies), our business strategy, our short-term and long-term performance goals and individual factors such as position, salary history, individual performance, an individual’s length of service with us and placement within the general base salary range offered to our executive officers.

In response to the recent departures of two senior vice presidents and in an effort to improve our ability to successfully retain our top performing executives, on June 22, 2010, the Committee approved salary increases for select senior vice presidents and vice presidents and to certain of these individuals accompanying one time grants of restricted stock units with a three-year cliff vesting period, which are more fully described below. The Committee believed that this action was necessary to help us retain our top performing executives and to better align the base salaries of our top performing executives with the base salaries of similarly situated executives at the 50th percentile peer group level. In addition, the Committee believed these salary increases and restricted stock grants provided a meaningful opportunity for the company to demonstrate its commitment to, and support of, its most critically important employees. The Committee determined that these retention-based salary increases would not be made available to Messrs. Cascella, Cumming and Muir, our three highest paid executive officers. Messrs. Soltani and Williamson each had their salaries increased as a result of this retention program.

The salaries established by the Committee for our named executive officers for fiscal year 2010 are set forth below.

Fiscal Year 2010 Base Salaries of Named Executive Officers

Name	FY2009 Salary	FY2010 Salary		Percentage Increase	Percentile of FY2010 Salary Against Peer Group
Robert A. Cascella	$725,000	$860,000		18.6%	50-55%
John W. Cumming	$925,000	$725,000		(21.6%)	(1)
Glenn P. Muir	$500,000	$550,000		10%	50-55%(2)
David P. Harding	$351,000	$375,000		6.8%	60-75%(3)
Peter K. Soltani.	$300,000	$365,000	(4)	21.7%	60%(3)
Steven S. Williamson	$250,000	$350,000	(5)	40%	50%(3)

(1)	Mr. Cumming’s salary reduction for our 2010 fiscal year reflects his transition from Chief Executive Officer and Chairman to Executive Officer and Chairman. The peer group provided an insufficient number of data points to enable a meaningful correlation to Mr. Cumming’s current position as executive officer and Chairman.
(2)	Represents comparison to other Chief Financial Officers. The Committee determined that Mr. Muir, as Executive Vice President, also served in capacities beyond that of a Chief Financial Officer.
(3)	The base salaries for Messrs. Harding, Soltani and Williamson were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Harding, Soltani and Williamson at peer group companies. The Committee compared the base salaries of Messrs. Harding, Soltani and Williamson against a broader index of survey data gathered from comparable public companies.

(4)	Dr. Soltani’s salary increased from $300,000 at the start of our 2010 fiscal year to $365,000 effective in June 2010, as part of our retention program for senior executives implemented in June 2010.
(5)	Mr. Williamson’s salary increased from $290,000 at the start of our 2010 fiscal year to $350,000 effective in June 2010, as part of our retention program for senior executives implemented in June 2010. The increase in Mr. Williamson’s salary during our 2010 fiscal year reflects Mr. Williamson’s promotion to Senior Vice President and General Manager, GYN Surgical Products during our 2010 fiscal year and the increased responsibilities he assumed as a result of this promotion.

2010 Short-Term Incentive Plan

On November 11, 2009, the Committee approved the 2010 Short-Term Incentive Plan (the “STIP”) which provided most of our key employees, including each of the named executive officers, with the opportunity to earn a performance-based cash bonus. Target bonus amounts for each of our named executive officers under the STIP, as measured as a percentage of base salary were established. The goals under the 2010 STIP included, among other things, consolidated corporate revenue and adjusted earnings per share goals that were intended to constitute performance-based compensation pursuant to our 2008 Equity Incentive Plan, as amended, and Section 162(m) of the Internal Revenue Code. As noted in further detail below, the multipliers used for the 2010 STIP and the associated awards were below target as our aggressive performance goals were not achieved.

The STIP provides that 100% of targeted payout levels will be achieved at a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s role. The maximum bonus amounts payable under the STIP were fixed at 200% of target (e.g., an individual with a target bonus equal to 75% of such individual’s base salary would be eligible to receive a bonus payment in an amount up to a 150% of such individual’s salary). However, even if performance targets were achieved, the Committee reserved the right, in its sole and absolute discretion, to reduce the amount of any bonus payout to any STIP participant to reflect the Committee’s assessment of the participant’s individual performance or for any other reason.

In establishing the STIP and the related performance goals triggering payments under the STIP, the Committee sought to directly tie incentive compensation to key financial and non-financial performance measures in order to align our strategic and financial plans with our short-term compensation policies. In setting these goals the Committee considered our 2010 budget and investor guidance, current market conditions for our products and services, historical performance, competitor and peer performance, and the unique nature of our various operating divisions and individualized objectives sufficient to encourage each named executive officer to contribute to our overall success.

In conjunction with the STIP, we also established a modest discretionary bonus pool to be separately administered by the Committee to reward special contributions by key employees. Our senior executive officers, Messrs. Cascella, Muir and Cumming were not eligible to receive bonuses under this discretionary pool.

In keeping with our pay for performance philosophy, payments under the STIP make up a large portion of an executive’s annual compensation thereby linking a significant component of annual compensation to both individual and company performance.

How were 2010 bonuses determined under the STIP?

When the STIP was adopted in November 2009, the Committee also established the various components (including company and individual performance targets) to be measured in awarding bonuses under the STIP and the relative weighting of each component.

The components of the STIP and the relative weighting ascribed to each component for our 2010 fiscal year for each of our named executive officers are as follows:

2010 Short-Term Incentive Plan Components and Weighting

Component	Maximum Performance Threshold	Minimum Performance Threshold	Weighting of Components Applicable to Messrs. Cumming, Cascella & Muir	Weighting of Components Applicable to All Other Named Executive Officers
Company Revenue (1)	$2.0 billion	$1.650 billion	40%	20%
Company Adjusted EPS (2)	$1.50	$1.20	40%	20%
Divisional Revenue (3)			0%	15%
Divisional Operating Income (4)			0%	25%
Personal Management Bonus Objectives (5)			20%	20%

(1)	In our fiscal year 2009, our revenues were $1.637 billion. The maximum revenue threshold for our 2010 fiscal year translated to an increase in revenues of approximately 22% from our fiscal year 2009 revenues, and the minimum revenue threshold for our 2010 fiscal year translated to a $13 million increase from our 2009 fiscal year.
(2)	In our fiscal year 2009, our adjusted earnings per share were $1.17. The maximum adjusted EPS threshold for our 2010 fiscal year translated to an increase of approximately 28% from our fiscal year 2009 and the minimum adjusted EPS threshold for our 2010 fiscal year translated to an increase of approximately 3% from our fiscal year 2009. Adjusted EPS means our consolidated net income under GAAP, adjusted to exclude the amortization of intangible assets, one-time or non-recurring acquisition related charges such as in-process research and development, inventory write-up to fair value and stock option costs related to the acceleration of vesting, changes in GAAP or the interpretation or application thereof (including non-cash interest expense from the amortization of the debt discount related to convertible debt instruments with cash settlement features resulting from the implementation of FSP APB 14-1), litigation related settlement charges, restructuring and divestiture charges and gains, and other one-time, non-recurring, unusual or unanticipated charges, expenses, gains or revenue, in each case as determined by the Committee. Adjusted EPS is not defined under GAAP. Despite the importance of adjusted earnings in analyzing our business and designing incentive compensation, adjusted EPS has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
(3)	The performance of Messrs. Harding, Soltani and Williamson with respect to divisional revenues was measured against targets established by the Committee. Mr. Harding’s divisional revenue target applicable to the company’s international performance was $266.1 million. Dr. Soltani’s divisional revenue target applicable to the company’s Breast Health division was $575 million. Mr. Williamson’s divisional revenue target applicable to the company’s GYN Surgical Products division was $285 million.
(4)	The performance of Messrs. Harding, Soltani and Williamson with respect to divisional operating income was measured against targets established by the Committee. Mr. Harding’s divisional operating income target applicable to the company’s international performance was $83.5 million. Dr. Soltani’s divisional operating income target applicable to the company’s Breast Health division was $130 million. Mr. Williamson’s divisional operating income target applicable to the company’s GYN Surgical Products division was $64 million.
(5)

Personal management bonus objectives were established by the Committee for Mr. Cascella. The personal management bonus objectives of Mr. Cascella were designed to reward the achievement of company financial targets, such as product specific revenue targets, gross margins, operating expenses and stock price performance as well as qualitative performance benchmarks relating to operations, sales and marketing, regulatory, manufacturing, product development and business development objectives. Personal management bonus objectives were established by the Committee and Mr. Cascella for each of our other named executive officers. The personal management bonus objectives of Mr. Cumming were designed to reward the achievement of qualitative performance benchmarks relating to business development, including international expansion and increasing international sales. The personal management bonus objectives of Mr. Muir were designed to reward the achievement of qualitative performance benchmarks relating to organizational development, financing matters, risk management, increasing stockholder value, acquisitions and investments, new business development and successful IT implementation. The personal management bonus objectives of Mr. Harding were designed to reward the achievement of the divisional goals set forth above and other product specific market share figures and revenue amounts. The personal management bonus objectives of Dr. Soltani were designed to reward the achievement of the divisional goals set forth above and other company financial targets, such as gross margin, maintenance of domestic and international bookings and market share and the achievement of qualitative performance benchmarks relating to the success of implementing our strategic plan. Personal management bonus objectives were not established for Mr. Williamson. Instead the personal management bonus objectives component of the bonus awarded to Mr. Williamson was a discretionary award made by the Committee based upon the recommendation of Mr. Cascella.

The Committee believed the minimum performance thresholds underlying the Revenue and Adjusted EPS components of the STIP, were achievable based on internal budgeting and forecasting. The Committee further believed that due to the difficult economic environment within which we would be operating throughout our 2010 fiscal year, achievement of these minimum performance thresholds would continue to represent a significant achievement.

Bonus awards for named executive officers are calculated by:

•	first determining the overall funding level of the STIP pool based upon the company’s performance against the established company revenue threshold;

•

assuming the company achieved at least the minimum revenue threshold, determining the funding level of the adjusted EPS, divisional performance and personal management bonus objectives components of the STIP;

•

multiplying the relative weight of each STIP component (as shown on the tables below under Column A) by the percentage of the bonus amount payable with respect to the achievement of each STIP component (ranging from 0% to a maximum of 200% and as shown on the tables below under Column B);

•	adding the sum of each of the foregoing percentages (sum of the Column C amounts shown on the tables below);

•

multiplying this sum (as shown in Column U in the table below) by the bonus target as a percentage of the base salary of the applicable named executive officer (as shown in Column V in the table below) and then multiplying the resulting percentage (as shown in Column W in the table below) by the base salary of the applicable named executive officer (as shown in Column X in the table below); and

•

adding the dollar amount of any additional bonus awarded (as shown in Column Z in the table below) by the Committee from the discretionary bonus pool separately administered by the Committee to reward special contributions by key employees.

In determining the amounts to be paid under the STIP, the Committee elected to condition STIP payouts on the company’s overall revenue performance. If the company failed to meet its minimum revenue threshold, no portion of the STIP pool (including the components determined based on the company’s adjusted EPS, divisional revenue, divisional operating income and personal management bonus objectives) would have been funded.

During our 2010 fiscal year, we achieved our minimum performance threshold relative to the company revenue target, as our revenues were $1.679 billion. A company revenue figure of $1.679 billion corresponded to a 60% payout on the performance grid established by the Committee relating to the achievement of the company revenue target and represented an approximately 3% increase in company revenue over company revenue for our 2009 fiscal year. As a result all named executive officers were credited with achieving 60% of the bonus amount payable with respect to the company revenue component of the STIP.

During our 2010 fiscal year, we failed to achieve our adjusted EPS target, as our adjusted earnings per share for the 2010 fiscal year was $1.18 on a fully-diluted basis, or $.02 below our minimum adjusted EPS performance target. As a result, no portion of the percentage of the bonus amount payable with respect to the achievement of the adjusted EPS component of the STIP was awarded to any STIP participant.

The Committee utilized the 60% payout level with respect to the company revenue component of the STIP in order to establish the maximum amount fundable under each to the divisional operating income, divisional revenue and personal management bonus objectives components of the STIP. As a result of the company’s revenue performance, an executive’s performance against applicable divisional targets as well as their performance against their personal management bonus objectives could result in a payout level below 60% but in no event would they achieve a payout level in excess of 60%.

During our 2010 fiscal year, Mr. Harding achieved 107% of his divisional revenue target and 114% of his divisional operating income target, Dr. Soltani achieved 109% of his divisional revenue target and 125% of his divisional operating income target. As a result, the Committee determined to award 60% payouts for the divisional performance components of the STIP to Messrs. Harding and Soltani. Mr. Williamson achieved 99% of his divisional revenue target and 84% of his divisional operating income target. As a result, the Committee determined to award a 50% payout (the 60% maximum multiplied by his 84% achievement level against his divisional revenue target) for the divisional performance components of the STIP to Mr. Williamson.

In reviewing the personal management bonus objectives of Messrs. Cascella, Cumming, Muir, Harding and Soltani and their respective performances against these objectives, the Committee awarded 60% payouts for the personal management bonus objectives component of the STIP to each of these named executive officers.

Because Mr. Williamson’s promotion to Senior Vice President and General Manager, GYN Surgical Products did not occur until December 2009, personal management bonus objectives were not established for Mr. Williamson at the beginning of our 2010 fiscal year, instead the personal management bonus objectives component of the bonus awarded to Mr. Williamson was a discretionary award made by the Committee after assessing his performances and contributions.

The charts below show the relative weight of each component of the STIP with respect to the named executive officers and the percentage of the bonus amount payable to each named executive officer with respect to the applicable component of the STIP.

Company Revenue Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Revenue Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Revenue Component of STIP	Product of Column A and Column B
Robert A. Cascella	40%	60%	24%
John W. Cumming	40%	60%	24%
Glenn P. Muir	40%	60%	24%
David P. Harding	20%	60%	12%
Peter K. Soltani	20%	60%	12%
Steven S. Williamson	20%	60%	12%

Company Adjusted EPS Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Adjusted EPS Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Adjusted EPS Component of STIP	Product of Column A and Column B
Robert A. Cascella	40%	0%	0%
John W. Cumming	40%	0%	0%
Glenn P. Muir	40%	0%	0%
David P. Harding	20%	0%	0%
Peter K. Soltani	20%	0%	0%
Steven S. Williamson	20%	0%	0%

Divisional Revenue and Divisional Operating Income Components of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Divisional Revenue and Divisional Operating Income Components as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Divisional Revenue and Divisional Operating Income Component of STIP	Product of Column A and Column B
David P. Harding	40%	60%	24%
Peter K. Soltani	40%	60%	24%
Steven S. Williamson	40%	50%	20%

Personal Management Bonus Objectives Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Personal Management Bonus Objectives Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Personal Management Bonus Objectives Component of STIP	Product of Column A and Column B
Robert A. Cascella	20%	60%	12%
John W. Cumming	20%	60%	12%
Glenn P. Muir	20%	60%	12%
David P. Harding	20%	60%	12%
Peter K. Soltani	20%	60%	12%
Steven S. Williamson	20%	60%	12%

The chart below shows the total payments made under the STIP for fiscal year 2010 to our named executive officers. The amounts represented in Column Z below represent additional discretionary cash bonus amounts awarded by the Committee upon the recommendation of Mr. Cascella to Messrs. Harding, Soltani and Williamson. These amounts were paid from the discretionary bonus pool separately administered by the Committee to reward special contributions by key employees. Messrs. Cascella, Cumming and Muir were not eligible to receive bonuses under this discretionary pool.

Total Fiscal Year 2010 STIP Payments to Named Executive Officers

	Column U	Column V	Column W	Column X	Column Y	Column Z

Name	Sum of Column C %s	Bonus Target as % of Base Salary	Product of Column V and Column U	FY 2010 Base Salary	Product of Column W and Column X	Dollar Amount of Additional Discretionary Bonus	Total Bonus Amount
Robert A. Cascella	36%	105%	37.8%	$860,000	$325,080	$0	$325,080
John W. Cumming	36%	85%	30.6%	$725,000	$221,850	$0	$221,850
Glenn P. Muir	36%	85%	30.6%	$550,000	$168,300	$0	$168,300
David P. Harding	48%	60%	28.8%	$375,000	$108,000	$7,000	$115,000
Peter K. Soltani	48%	60%	28.8%	$365,000	$105,120	$14,880	$120,000
Steven S. Williamson	44%	60%	26.4%	$350,000	$92,400	$12,600	$105,000

The short-term incentive payments made to each of the named executive officers as benchmarked against the short-term incentive payments made to executives in our peer group (and where appropriate, survey data from a broader index of comparable public companies) is set forth below:

Comparison of Short-Term Incentive Amounts Against Peer Group Companies

Name	Percentile of FY 2010 Short-Term Incentive Awards Against Peer Group (1)
Robert A. Cascella	Below 25%
John W. Cumming	(2)
Glenn P. Muir	Below 25%
David P. Harding	25%-50%
Peter K. Soltani	25%-50%
Steven S. Williamson	25%-50%

(1)	Based upon historical data then available. Only limited, if any, fiscal 2010 data was available at the time the Committee approved the short-term incentive awards.
(2)	The peer group provided an insufficient number of data points to enable a meaningful correlation to Mr. Cumming’s current position as executive officer and Chairman.

Long-Term Compensation Elements

The Committee considers total cash and equity compensation when setting compensation levels of our named executive officers and attempts to balance short-term and long-term components of its compensation plans and programs. In doing so, the Committee considers the retention value of any long-term equity awards currently held by the executive and the financial impact that retirement or voluntary termination would have on the executive. Our long-term compensation programs currently consist of annual equity grants (typically awarded in November of each fiscal year in respect of the then current fiscal year) in the form of stock options and restricted stock units, each of which are subject to long-term vesting provisions, and contributions to our executives made under our supplemental executive retirement plan or “SERP” (typically made in November of each fiscal year in respect of the recently completed fiscal year), which vest in equal installments over a three year period. While we do not have formal guidelines requiring our executive officers or directors to retain an ownership interest in the Company or otherwise hold shares of our Common Stock acquired upon exercise or vesting of an equity award, we encourage such ownership and each of our named executive officers and directors currently hold shares of our Common Stock. See “Securities Ownership of Certain Beneficial Owners and Management” included herein.

The Committee continually reviews the elements of our long term compensation programs in order to find the right mix of these elements. As described in more detail below, in November 2010, we elected to scale back the value of the annual long-term equity incentive grants made to our three most highly compensated executive officers, reflecting both a modification to our peer group in response to our current performance and a reduction of the benchmarking percentile as compared to this revised peer group. These reductions will be reflected in our fiscal 2011 compensation and are reported as supplementary information herein.

Annual Equity Grants

For our 2010 fiscal year, we allocated 75% of the total value of our long-term annual equity awards to senior executives to stock options (the value of which can be realized by our executives only upon an increase in our stock price above the option grant price) and 25% to restricted stock units, which was a change from our practice during our 2009 fiscal year during which we allocated 50% of the total value of our long-term annual equity awards to executives to stock options and 50% to restricted stock units. The Committee believes that this change will help to more closely align the incentives of our executives with the interests of our stockholders by tying a larger portion of their long-term compensation to our stock price performance.

Stock options granted as part of our annual equity grant vest 20% annually until they become fully vested on the fifth anniversary of the grant date, have a seven year term, and are subject to the terms and conditions set forth in our form of employee Stock Option Agreement. Any vested stock options may only be exercised by an executive upon payment of the underlying option exercise price (whether in cash or in kind through the forfeiture of a portion of the option grant as permitted pursuant to the underlying Stock Option Agreement). Stock options granted as part of our annual equity grants made in November 2009 in respect of our 2010 fiscal year were granted at an exercise price of $15.75, the fair market value of shares of our Common Stock as of the date these options were granted.

Restricted stock units granted as part of our annual equity grant vest 25% annually until they become fully vested on the fourth anniversary of the grant date and are subject to the terms and conditions set forth in our form of employee RSU Agreement. Only vested restricted stock units can be exchanged for shares of our Common Stock.

Supplemental Executive Retirement Plan (SERP) Contributions

Our SERP is a non-qualified retirement plan that provides our executives with benefits in excess of what may be provided under our 401(k) Savings and Investment Plan. As an element of our long-term incentive compensation program, the SERP is intended to assist in the retention of eligible executives by providing them with additional compensation in the form of retirement benefits.

Our SERP permits executives to contribute up to 75% of their base salary and 100% of their annual bonus to a supplemental retirement account. In addition, we retain the ability to make annual discretionary contributions to the SERP. Each SERP contribution we make to an executive is subject to a three year vesting schedule, such that 1/3rd of each contribution vests annually and each contribution is fully vested three years after the contribution is made. Our contributions become fully vested upon the death or disability of the participant or upon a change of control. Elective contributions made by the participant are 100% vested.

On November 2, 2010, the Committee decided to maintain discretionary contributions to the SERP in respect of our 2010 fiscal year at the same level as those contributions made in respect of our 2009 fiscal year.

The annual equity awards and SERP contributions granted to our named executive officers in November 2009 and November 2010, respectively, and a benchmark of these awards against the annual long-term incentive awards granted to executives in our peer group (and where appropriate, survey data from a broader index of comparable public companies) is set forth below:

FY2010 Annual Long-Term Compensation Grants

Name	Stock Options Awarded as a Component of FY2010 Annual Equity Grants (1)	Restricted Stock Units Awarded as a Component of FY2010 Annual Equity Grants	Grant Date Fair Value of FY2010 Annual Equity Grants (2)	SERP Contributions in Respect of FY2010	Percentile of Total FY2010 Long- Term Compensation Grants Against Peer Group
Robert A. Cascella	615,053	76,984	$4,847,461	$275,000	65%
John W. Cumming	355,082	44,444	$2,798,528	$200,000		(3)
Glenn P. Muir	336,060	42,063	$2,648,607	$175,000	65%
David P. Harding	41,215	5,159	$324,835	$75,000	50	%(4)
Peter K. Soltani	41,215	5,159	$324,835	$75,000	50	%(4)
Steven S. Williamson	16,486	6,190	$194,925	$75,000	N/A	(5)

(1)	These stock options have an exercise price of $15.75 per share, the fair market value of shares of our Common Stock as of the date these options were granted.
(2)	This column shows the full grant date fair value of restricted stock units and stock options under U.S. generally accepted accounting principles as of the date of grant. For restricted stock units, fair value is calculated using the closing price of our Common Stock, $15.75, on the grant date. The assumptions used to calculate the fair value of stock options are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 25, 2010.
(3)	As a result of Mr. Cumming’s transition from Chief Executive Officer to executive officer, Mr. Cumming’s long-term incentive equity grant was not benchmarked. The grant was reduced in value from the prior year to reflect Mr. Cumming’s new position.
(4)	The long-term incentive awards granted to Messrs. Harding and Soltani were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Harding and Soltani at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Harding and Soltani against a broader index of survey data gathered from comparable public companies.
(5)	At the time of this annual grant, Mr. Williamson had not yet been promoted to Senior Vice President of the Company.

On November 10, 2010, after the conclusion of our 2010 fiscal year, the Committee awarded annual long-term incentive equity grants in respect of our 2011 fiscal year to our key employees including our named executive officers as set forth below.

FY 2011 Annual Equity Grants Made in November 2010

Name	Stock Options Awarded as a Component of FY2011 Annual Equity Grants (1)	Restricted Stock Units Awarded as a Component of FY2011 Annual Equity Grants	Grant Date Fair Value of FY2011 Annual Equity Grants (2)	Percentile of Total FY2011 Long- Term Compensation Grants Against Peer Group (3)
Robert A. Cascella	367,094	44,589	$2,996,602	50%
John W. Cumming	88,714	10,775	$724,165		(4)
Glenn P. Muir	143,778	17,464	$1,173,666	50%
David P. Harding	45,275	5,499	$369,576	50	%(5)
Peter K. Soltani	47,110	5,722	$384,557	50	%(5)
Steven S. Williamson	42,827	5,202	$349,599	50	%(5)

(1)	These stock options have an exercise price of $16.82 per share, the fair market value of shares of our Common Stock as of the date these options were granted.
(2)	This column shows the full grant date fair value of restricted stock units and stock options under U.S. generally accepted accounting principles as of the date of grant. For restricted stock units, fair value is calculated using the closing price of our Common Stock, $16.82, on the grant date.
(3)	Assumes fiscal 2011 SERP contributions to be made in November 2011, will be consistent with the fiscal 2010 SERP contributions reported above.
(4)	As a result of Mr. Cumming’s transition from Chief Executive Officer to executive officer, Mr. Cumming’s long-term incentive equity grant was not benchmarked.
(5)	The long-term incentive awards granted to Messrs. Harding, Soltani and Williamson were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Harding, Soltani and Williamson at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Harding, Soltani and Williamson against a broader index of survey data gathered from comparable public companies.

The total awards we granted to all employees on November 10, 2010, including those granted to our named executive officers set forth above, consisted of an aggregate of 3,124,141 options and restricted stock units. These grants were consistent with the Committee’s intent to limit the number of shares we grant as long-term incentive awards to between 1.5% and 2% of our outstanding Common Stock during any fiscal year. For this grant, the actual percentage of our outstanding Common Stock was approximately 1.2%.

Fiscal Year 2010 Supplemental Grants

Retention Restricted Stock Grants

In response to the recent departures of two senior vice presidents and in an effort to improve our ability to successfully retain our top performing executives, on June 22, 2010, the Committee approved one time grants of restricted stock units with three-year cliff vesting periods for select senior vice presidents and vice presidents. These additional restricted stock grants entitle the grantee to receive the number of shares of Common Stock of the company subject to the grant if, and only if, the grantee continues to serve as an employee, officer or director of the company or an affiliate of the company or a consultant then providing services to the company or an affiliate of the company for the entirety of the three year cliff vesting period, or if prior to the expiration of the three year cliff vesting period the company undergoes certain specified “change of control” transactions and subsequent to the consummation of such transaction the grantee is terminated within the two year period following the consummation of such change of control for reasons other than death, disability or cause. The Committee believed that the three year cliff vesting schedule applied to these restricted stock grants would serve the critical purpose of helping us retain our top performing executives throughout the three year vesting period. In addition, the Committee believed these restricted stock grants provided a meaningful opportunity for the company to demonstrate its commitment to, and support of, its most critically important employees. The Committee determined that these retention-based restricted stock grants would not be made available to Messrs. Cascella, Cumming and Muir, our three highest paid executive officers. Messrs. Harding, Soltani and Williamson each received restricted stock grants as a result of this retention program as described below.

FY 2010 Special Retention Program Restricted Stock Unit Grants Made in June 2010

Name	Restricted Stock Units Awarded (1)
David P. Harding	33,333
Peter K. Soltani	33,333
Steven S. Williamson	26,667

(1)	The closing price of our Common Stock on June 28, 2010, the date these RSUs were granted was $14.06 per share.

Promotion Stock Option Grants

In connection with our promotion of Mr. Harding to Senior Vice President and General Manager, International in January 2010, and Mr. Williamson to Senior Vice President and General Manager, GYN Surgical Products in December 2009, we granted additional stock options to these named executive officers as set forth in the table below. As with our annual equity grants, these stock options vest 20% annually until they become fully vested on the fifth anniversary of the grant date, and have a seven year term.

FY 2010 Special Promotion Stock Option Grants

Name	Stock Options Awarded
David P. Harding	20,000	(1)
Steven S. Williamson	22,000	(2)

(1)	Awarded January 28, 2010. The closing price of our Common Stock on January 28, 2010, the date these stock options were granted was $15.08 per share.
(2)	Awarded December 14, 2009. The closing price of our Common Stock on December 14, 2009, the date these stock options were granted was $14.10 per share.

Change of Control and Severance Agreements

The Committee believes that it is in our best interests as well as the best interests of our stockholders to offer change of control and severance benefits to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Committee believes that providing change of control and severance benefits to senior executives eliminates or at least reduces, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive change of control and severance arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change of control transaction, a period during which we will require focused and thoughtful leadership to ensure a successful outcome.

Senior Executive Officer Change of Control Agreements. In connection with the implementation of our succession planning, on November 11, 2009, the Committee approved new change of control agreements with each of Messrs. Cascella and Muir (the “New Change of Control Agreements”). These agreements superseded and replaced long standing prior Change of Control Agreements (the “Prior Agreements”) entered into with these executives.

Modifications in the New Change of Control Agreements, as compared to the Prior Agreements, include the following:

•

The inclusion of a so called “double trigger” (the requirement that in addition to the occurrence of a change of control, an executive’s employment be terminated under certain specified circumstances) for the change of control payments and benefits to become due. The Prior Agreements provided for payments and benefits to accrue, conditioned only upon the occurrence of a change of control, a “single trigger”.

•

The elimination of a special retention bonus provided for in the Prior Agreements equal to one year’s salary and bonus. This payment was in addition to the single trigger change of control payment provided for in the Prior Agreements equal to three times salary and bonus.

•

The elimination, after December 31, 2011, of a gross-up payment (including for income and excise taxes thereon) provided for under the Prior Agreements if an excise tax is imposed on the change of control payments and benefits under Section 280G of the Code.

The initial term of each New Change of Control Agreement extends until December 31, 2012; provided, that, commencing on December 31, 2010 and each December 31st thereafter, the term of each agreement will automatically be extended for an additional three years unless, not later than thirty (30) days prior to each December 31, we provide notice that we do not wish to extend the New Change of Control Agreement. If we provide such notice, then the agreement will continue in effect for a period of two years from the applicable December 31.

The New Change of Control Agreements provide that if a change of control occurs during the term of the agreement, and within the three year period following the consummation of such change of control (the “Employment Period”), we terminate the employment of the executive for reasons other than death, disability (as defined) or cause (as defined), or the executive resigns for good reason (as defined), then (i) the executive shall have the right to receive a lump sum cash payment equal to the executive’s accrued compensation through the date of such executive’s termination, (ii) the executive shall be entitled to receive, within 30 days of the date of such executive’s termination, a lump sum cash payment equal to the product of 2.99 times the sum of the executive’s annual base salary and highest annual bonus, and (iii) all of the executive’s stock options, restricted stock units and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination. The term “highest annual bonus” is defined as the greater of (i) the average of annual bonuses paid to the executive over the three fiscal years preceding the fiscal year in which the change of control occurs, (ii) the annual bonus paid to the executive in the fiscal year preceding the fiscal year in which the change of control occurs or (iii) the maximum target bonus determined in accordance with our bonus plan for the fiscal year preceding the fiscal year in which the change of control occurs. We are also required to continue to provide health and dental benefits to the executive for the remaining term of the Employment Period.

If the executive dies during the Employment Period, then his heirs or estate is entitled to be paid an amount equal to all accrued and unpaid compensation through date of termination, pro-rata highest annual bonus (as defined) based on the number of days elapsed during the fiscal year through the date of executive’s death, continuation of certain welfare benefits for the remaining term of the Employment Period and a cash payment equal to the sum of his annual base salary and the highest annual bonus. If the executive is disabled during the Employment Period, he is entitled to all of the payments and benefits described in the preceding sentence.

The New Change of Control Agreements provide that if the executive is entitled to a payment or benefit thereunder before December 31, 2011 that is subject to the excise tax imposed upon certain change of control payments under Section 280G of the Code, then as provided under the Prior Agreements, we are required to pay the executive a gross-up payment to place the executive in a position that is economically equivalent to the payment and benefits he would have received but for the imposition of the excise tax. If the executive is entitled to a payment or benefit under the New Change of Control Agreements after December 31, 2011 that is subject to the 280G excise tax, there will be no excise tax gross-up and the change of control payments and benefits shall be limited to the following, whichever gives the executive the highest net after-tax amount of: (i) the amount of any payments, benefits or other compensation (collectively the “Company Payments”) provided by the New Change of Control Agreements or (ii) one dollar less than the amount of the Company Payments that would subject the executive to the excise tax imposed by Section 280G.

In connection with our business combination with Cytyc, Messrs. Cumming, Cascella and Muir each agreed to amend their Prior Agreements in order to waive their right to receive any change of control payment or accelerated vesting of any equity award solely in connection with the Cytyc transaction, provided that their employment was otherwise not involuntarily terminated prior to October 22, 2009.

Senior Vice President Change of Control Agreements. On November 10, 2008, the Committee approved our entry into change of control agreements with each of our senior vice presidents who was not as of such time already party to a change of control agreement with us (the “SVP Change of Control Agreements”).

The SVP Change of Control Agreements provide that if we consummate a change of control and during the two year period following the consummation of such change of control we terminate the employment of the senior vice president for reasons other than death, disability or cause (a so-called “double trigger” arrangement), the senior vice president shall be entitled to receive, within 30 days of the date of such senior vice president’s termination:

•

all accrued obligations then owing to the senior vice president (including any portion of the senior vice president’s base salary earned but not yet paid through the date of termination, the product of (x) the senior vice president’s average annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and any other accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy);

•

a lump sum in cash equal to the product of one times the sum of such senior vice president’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment); and

•	continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination.

The SVP Change of Control Agreements further provide that, notwithstanding any provision to the contrary contained in any option, restricted stock or restricted stock unit agreement or other equity compensation agreement or plan (unless such agreement or plan expressly references and supersedes the SVP Change of Control Agreement), upon a change of control and subsequent termination of the senior vice president within the two year period following the consummation of such change of control for reasons other than death, disability or cause, all unvested stock options, restricted stock units or stock appreciation rights held by the senior vice president shall become immediately exercisable following the senior vice president’s termination date.

If the senior vice president is entitled to a payment or benefit under an SVP Change of Control Agreement that is subject to the Section 280G excise tax, we shall pay to the senior vice president, the greatest of the following, whichever gives the senior vice president the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: the amount of any payments, benefits or other compensation (collectively the “SVP Change of Control Company Payments”) provided by the SVP Change of Control Agreements or one dollar less than the amount of the SVP Change of Control Company Payments that would subject the executive to the excise tax imposed by Section 280G.

The initial term of each SVP Change of Control Agreement extends until December 31, 2011; provided, that, commencing on January 1, 2011 and each January 1st thereafter, the term of each SVP Change of Control Agreement will automatically be extended for an additional year unless, not later than thirty (30) days prior to each January 1, we provide notice that we do not wish to extend the SVP Change of Control Agreement. Each SVP Change of Control Agreement will continue in effect for a period of two years beyond the term provided therein if a change of control occurs during such term.

Messrs. Harding, Soltani and Williamson are each party to an SVP Change of Control Agreement with the company.

The amount of the estimated payments and benefits payable to each of our named executive officers, assuming a change of control of Company as of the last day of fiscal year 2010, is shown in the table below under the heading “Change of Control Severance Payments: Potential Payments Upon Change-in-Control.”

Additional Severance Agreements

In May 2006, we entered into severance agreements with Mr. Muir and Dr. Soltani. These severance agreements provide that if the executive is terminated by us without cause or resigns for good reason, then they are entitled to receive certain benefits, including (i) a lump sum cash payment equal to the executive’s accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro rated bonus for the year in which the executive was terminated, (iii) a one year continuation of the executive’s previous year’s salary and payment of an amount equal to the executive’s previous year’s bonus divided by the number of payroll periods during such one year severance period and (iv) a one year continuation of the executive’s medical and dental benefits. In the event any payments and benefits provided under the agreement are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided to Mr. Muir and Dr. Soltani under their severance agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that Mr. Muir or Dr. Soltani remain a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will not receive any compensation under his severance agreement.

In addition to our agreements with Mr. Muir and Dr. Soltani, our retention agreement with Mr. Cascella and our transition agreement with Mr. Cumming, as described below, each contain severance benefits.

Employee Benefits

401(k) Savings and Investment Plan

We sponsor a 401(k) Savings and Investment Plan, which is a qualified retirement plan offered to all qualifying employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In fiscal year 2010, we matched 50% of each participant’s deferrals to the 401(k) Savings and Investment Plan up to an amount equal to 6% of the first $245,000 earned by a named executive officer.

Perquisites

During fiscal year 2010, we provided each of the named executive officers with an auto allowance in the following amounts, a portion of which are related to business use:

Automobile Allowances in FY2010

Name	Automobile Allowance in FY2010
Robert A. Cascella	$12,812
John W. Cumming	$9,000
Glenn P. Muir	$10,018
David P. Harding	$7,200
Peter K. Soltani	$6,000
Steven S. Williamson	$7,200

We also pay for the provision of financial services to certain of the named executive officers in an amount of up to $5,000 per year.

Our named executive officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance, short and long-term disability insurance programs as well as customary vacation, leave of absence and other similar policies. Relocation benefits are also reimbursed but are individually negotiated when they occur.

Extraordinary Elements of our Compensation Program

During the last three years, the Committee has only in special and limited circumstances entered into retention and/or transition agreements with its senior executive officers, typically in the context of a significant corporate event such as an acquisition or an important transition in the leadership of the company. Upon the completion of its transformational business combination with Cytyc Corporation in October 2007, we entered into a number of agreements with executive officers of both Cytyc and the company in order to facilitate the successful combination of the two entities. As part of that transaction, it was critically important for the company to retain executive officers and other key employees of Cytyc to ensure a smooth transition and facilitate their integration into the combined entity. These agreements generally had terms of one year or eighteen months and all retention benefits payable under these agreements have been paid.

In order to consummate our business combination with Cytyc , we issued more than 50% of our outstanding shares of Common Stock to the stockholders of Cytyc. As a result, this transaction constituted a change of control under the Change of Control Agreements we had entered into certain of our executive officers, including Messrs. Cumming, Cascella and Muir, thereby triggering the company’s obligation to make change of control payments to these executives under these so-called “single trigger” arrangements. As part of our business combination with Cytyc, each of these officers agreed to conditionally waive all payments and other benefits (including acceleration of equity awards) that would have otherwise been due under their change of control agreements with the company. As described above under the heading “Change of Control and Severance Agreements-Senior Executive Officer Change of Control Agreements”, in fiscal 2010, these agreements were modified to include a so-called “double trigger”, requiring not only a change of control but the subsequent termination of the executive’s employment under certain specified circumstances. The total change of control and associated retention payments and benefits waived by each of the these three executive officers at the time of the consummation of our business combination with Cytyc, including the then intrinsic value of unvested stock options and restricted stock units that otherwise would have vested under their change of control agreements, totaled approximately $8.3 million, $5.6 million and $4.9 million, respectively. As part of the conditional waiver of these benefits, we agreed to make each executive officer whole with respect to the benefits waived under these agreements in the event of the termination of the executive’s employment by the company under certain circumstances in the two year period following the merger.

At the time of the business combination, it was determined that it was critically important for the company to retain the services of Mr. Cascella, who was then our President and Chief Operating Officer. In order to provide Mr. Cascella with certainty with respect to his role with us following our business combination with Cytyc, and in recognition of both his superior performance and his position as the likely successor to Mr. Cumming as Chief Executive Officer, in October 2007, the then Compensation Committee of the company (pre-merger) provided Mr. Cascella with a three year retention agreement, described in further detail below.

Following the end of our 2009 fiscal year, Messrs. Cumming, Cascella and our Board engaged in discussions relating to the succession of Mr. Cascella to the position of Chief Executive Officer. In connection with those discussions the Committee determined that it was vitally important to the company to retain Mr. Cumming’s services as an executive officer for a two year period of time so as to facilitate the smooth transition of leadership and to ensure that Mr. Cumming would continue to perform the critical work he had been performing as our Chief Executive Officer in spearheading our business development and international activities. The Committee considered that had Mr. Cumming transitioned out of the position of Chief Executive Officer on or before October 27, 2009 (the second anniversary of the Cytyc business combination), Mr. Cumming would have been entitled to receive significant payments and other benefits under his Change of Control Agreement that he conditionally waived in 2007. Both in recognition of the valuable transition and ongoing services anticipated to be performed by Mr. Cumming, as well as the payments Mr. Cumming previously waived, the Committee, following arm’s length negotiations with Mr. Cumming, structured a transition agreement with Mr. Cumming to provide him with a payment of $1.75 million upon signing of the agreement and two payments of $1.725 million each to be made on each of the first two anniversaries of the effective date of the agreement, if he remained employed by the Company as of such dates, subject to certain limited exceptions. As part of those negotiations, Mr. Cumming also agreed to terminate his existing Change of Control Agreement and his existing Severance Agreement, which otherwise would have continued through the termination of his employment, and entered into an extended non-competition agreement. Mr. Cumming’s Transition Agreement is described in further detail below.

It is not the Committee’s policy generally to enter into retention or transition agreements. Prior to our business combination transaction with Cytyc in October 2007, the Company had historically provided only limited long-term equity incentive awards and was reassessing its use of those awards in light of newly adopted accounting rules applicable to such awards. Since the consummation of our business combination transaction with Cytyc, the Committee has adopted a more robust use of its long-term equity incentive plans and, as set forth above, and does not envision the continued use of retention and/or transition agreements as a component of its general compensation program.

Retention Agreement with Mr. Cascella

Effective as of October 22, 2007, the closing of our business combination with Cytyc, we entered into a Retention Agreement with Mr. Cascella. Under the terms of this Retention Agreement, as a result of remaining employed by the company through October 22, 2010 (the third anniversary of the consummation of our business combination with Cytyc), Mr. Cascella received a retention bonus equal to $1 million in cash as of such date, and the 30,474 restricted stock units previously granted to Mr. Cascella under the Retention Agreement became vested as of October 22, 2010. We have no continuing retention obligations under this agreement with Mr. Cascella. The Retention Agreement with Mr. Cascella also contains severance benefits that provide that if Mr. Cascella is terminated by us without cause or resigns for good reason, then he entitled to receive certain benefits, including (i) a lump sum cash payment equal to his accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro rated bonus for the year in which he was terminated, (iii) one times his previous year’s salary and bonus and (iv) a one year continuation of his medical and dental benefits. In the event any payments and benefits provided under the agreement are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided him shall be subject to the excise tax.

Transition Agreement with Mr. Cumming

On November 5, 2009, our Board appointed Mr. Cascella, who was then serving as our President and Chief Operating Officer, to the position of President and Chief Executive Officer. In order to facilitate a smooth transition and to continue to retain the services of John Cumming, our former Chairman and Chief Executive Officer, who had been serving the company in that capacity since July 2001 and prior to that had been employed by the company since August 2000, we agreed to enter into a Transition Agreement with Mr. Cumming. The initial term of the Transition Agreement expires on November 30, 2011 and provides that commencing on November 5, 2009 (the “Effective Date”), Mr. Cumming will be employed as Chairman and an executive officer. As of the Effective Date, the Transition Agreement reduced Mr. Cumming’s annual base salary to $725,000 per year. In addition, subject to the terms of each applicable plan and in accordance with the terms and conditions of the Transition Agreement, Mr. Cumming will continue to be eligible to participate in our Short-Term Incentive Plan, Supplemental Executive Retirement Plan, equity incentive plan, health and welfare benefit plans, qualified retirement plans and other perquisites generally offered to our other officers. The Transition Agreement provides that for so long as Mr. Cumming remains employed as an executive officer on a full-time basis, during our 2010 and 2011 fiscal years, his target percentage of base salary for participation in our Short-Term Incentive Plan will be 85%. The agreement further provided that Mr. Cumming would be granted an annual equity incentive award in fiscal 2010 with an aggregate fair value of approximately $2.8 million. Mr. Cumming’s participation in our employee benefit plans during our 2010 fiscal year was not affected by the Transition Agreement.

In consideration of Mr. Cumming’s agreement to relinquish his position as Chief Executive Officer, and forego his right to terminate his employment and receive the benefits described below, we paid Mr. Cumming a transition payment of $1.75 million in November 2009. As a result of Mr. Cumming remaining continuously employed by us through November 5, 2010, we paid Mr. Cumming an additional transition payment of $1.725 million in November 2010. If Mr. Cumming remains continuously employed by us through November 5, 2011, we will pay Mr. Cumming an additional transition payment in the amount of $1.725 million.

The Transition Agreement provides that Mr. Cumming shall continue to be an employee at will and that, subject to the terms and conditions of the Transition Agreement, we retain the right, at any time, to terminate Mr. Cumming’s employment.

In the event that we terminate Mr. Cumming’s employment other than for cause (as defined), Mr. Cumming resigns for good reason (as defined, and either a termination for cause or a termination with good reason being referred to as an “Involuntary Termination”), or Mr. Cumming’s employment is terminated as a result of his death or permanent disability, Mr. Cumming will be entitled to the following benefits under the Transition Agreement:

•	the right to receive his accrued compensation and benefits through the date he terminates employment (the “Termination Date”);

•	the right to receive a pro rata bonus for the year during which the Termination Date arises based upon his target bonus;

•	acceleration of any retention payments not yet made;

•

notwithstanding any other provisions to the contrary contained in any equity award agreement, from and after the Effective Date through the Termination Date, Mr. Cumming shall vest in each equity award that was outstanding and unvested as of the Effective Date in equal monthly installments over the remaining vesting term (measured from the Effective Date) of the applicable equity award (but in no event at a rate less than would have otherwise vested under the equity award as of the Termination Date but for this provision); and

•

the right to exercise any stock options or other equity awards that are then vested, for a period of one year following his termination or the date such equity award would otherwise terminate by its terms, whichever is longer; provided, however, that the exercise period may not extend beyond the remaining term of each applicable award.

In the event of an Involuntary Termination within three years following a Change of Control (as defined), Mr. Cumming will further be entitled to acceleration of his then unvested equity awards. In the event that any benefits received by Mr. Cumming in connection with a change of control are subject to the excise tax imposed under federal tax laws upon certain payments arising out of a change of control, Mr. Cumming will also be entitled to the greatest of the following, whichever gives him the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: the amount of any change of control benefits or one dollar less than the amount of the benefits that would subject Mr. Cumming to the excise tax.

Following the initial two year term of the Transition Agreement, Mr. Cumming will be entitled to six months notice of any Involuntary Termination. No benefits are payable to Mr. Cumming under the Transition Agreement as a result of our termination of Mr. Cumming’s employment for Cause or Mr. Cumming’s voluntary termination of his employment. Upon termination of Mr. Cumming’s employment for any reason, Mr. Cumming is also required to resign from the Board, unless the Board expressly determines otherwise.

The Transition Agreement replaces the Retention and Severance Agreement and the Change of Control Agreement previously entered into between us and Mr. Cumming. Under the Retention and Severance Agreement Mr. Cumming was entitled to receive certain benefits, including one times his previous year’s salary and bonus upon a termination of his employment by us or his resignation for good reason, as well as certain other benefits. Under the Change of Control Agreement, Mr. Cumming was entitled to receive significant benefits after a change of control. The benefits included the payment of cash in an amount equal to Mr. Cumming’s annual salary for the fiscal year immediately preceding the change of control plus his Highest Annual Bonus (as defined), multiplied by three. In addition, the agreement provided that upon a change of control, all unvested equity awards would vest. In addition, if Mr. Cumming remained employed through the first anniversary of a change of control, then he would have been paid a special bonus equal to the sum of the executive’s annual salary and Highest Annual Bonus. The agreement also provided for a full gross up on any special excise taxes that would have been imposed on the change of control benefits. In connection with our business combination with Cytyc, Mr. Cumming agreed to amend his Change of Control Agreement to waive his right to receive any change of control benefits in connection with that transaction, provided that his employment was not involuntarily terminated prior to October 22, 2009. Under the Transition Agreement, we have no further obligations under either of these agreements. By amending his Change of Control Agreement and waiving his right to receive the change of control benefits that would have otherwise been payable to him in connection with our business combination with Cytyc, and terminating his existing Retention and Severance Agreement, Mr. Cumming forfeited potential payments and benefits equivalent to the $5.2 million of transition payments provided for under his Transition Agreement. Mr. Cumming’s agreement to forfeit his right to the substantial benefits otherwise payable to him under these agreements and the amount of the benefits forfeited provided the Committee with a key benchmark to consider in formulating the amount and the scope of the benefits made available to Mr. Cumming under his Transition Agreement.

Additionally, in considering the amount and scope of the compensation arrangements granted to Mr. Cumming pursuant to his Transition Agreement, the Committee took into account the key role Mr. Cumming played as our Chief Executive Officer in growing the company from a company of approximately 800 employees and $94 million in revenue as of the completion of the last full fiscal year of the company prior to Mr. Cumming becoming Chief Executive Officer to a company of approximately 4,000 employees and $1.64 billion in revenue as of the completion of our 2009 fiscal year, the last full fiscal year of Mr. Cumming’s tenure as Chief Executive Officer. As our Chief Executive Officer, Mr. Cumming oversaw several seminal moments in the company’s history including our transformative business combination with Cytyc and in so doing helped grow company revenues more than ten fold while establishing its products as market leaders in several categories. The Committee also considered its primary objective of ensuring that Mr. Cumming would play a key the key role in helping to ease the company’s transition to a new Chief Executive Officer and insuring that this transition does not adversely affect the operations of the company or needlessly distract from the company’s efforts to return value to its stockholders and to ensure that Mr. Cumming would continue to perform the critical work he had been performing as our Chief Executive Officer in spearheading our business development activities and international expansion.

In order to more thoroughly consider the amount and scope of the compensation arrangements granted to Mr. Cumming pursuant to his Transition Agreement, the Committee engaged an independent compensation consultant, with no prior dealings with the company or the Committee, to advise the Committee as to the appropriateness of each of the specific compensation elements contained in Mr. Cumming’s Transition Agreement.

As a condition of the Transition Agreement, Mr. Cumming entered into a Non-Competition and Proprietary Information Agreement. Under the terms of that agreement, Mr. Cumming has agreed to non-competition and non- solicitation covenants that extend for the longer of three years following the execution of the Transition Agreement or two years following the termination of his employment. The agreement also contains customary provisions relating to protection of our proprietary information. The new agreement replaces and strengthens the restrictive covenants contained in the form of non-competition and proprietary information agreement generally applicable to our employees, to which Mr. Cumming had been a party and provides the company with valuable assurances that Mr. Cumming will not use the experience gained as our Chief Executive Officer for nearly a decade to the detriment of the company during the term of this Agreement.

Tax and Accounting Considerations

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than the Chief Financial Officer) exceeding $1 million, unless such compensation qualifies as performance-based compensation under that Section. Base salaries, time vested restricted stock, time vested retention and transition payments, and discretionary or subjectively determined bonus awards generally do not qualify as performance-based compensation. In March 2008, our stockholders approved our 2008 Equity Incentive Plan that permits us to satisfy the performance-based requirements under Section 162(m). We have structured certain of the awards under our 2010 STIP, those relating to the achievement of targets based on our consolidated revenue and adjusted earnings per share, to qualify as performance-based compensation under our 2008 Equity Incentive Plan and Section 162(m).

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Hologic, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Sally W. Crawford

David R. LaVance, Jr.

Nancy L. Leaming

Elaine S. Ullian

Wayne Wilson

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS AND DIRECTORS

Executive Compensation Summary

The following table presents information regarding compensation of each of the named executive officers for services rendered during 2010, 2009 and 2008. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Compensation Disclosure and Analysis”.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)		Total ($)
Robert A. Cascella	2010	845,462	—	1,212,498	3,634,963	325,080	225,204	300,944		6,544,151
President and Chief Executive Officer	2009	723,654	123,250	1,319,500	1,525,830	184,875	112,912	1,228,711	(7)	5,218,732
	2008	547,203	30,675	3,173,574	1,818,900	369,325	(145,557)	230,232		6,024,352

John W. Cumming	2010	746,539	—	699,993	2,098,535	221,850	164,217	1,984,189	(8)	5,915,323
Executive Officer	2009	925,000	194,250	3,349,500	3,871,590	291,375	73,308	1,829,463	(7)	10,534,486
	2008	901,058	47,712	5,579,585	5,052,500	767,288	(112,653)	327,971		12,563,461

Glenn P. Muir	2010	544,615	—	662,492	1,986,115	168,300	142,592	211,708		3,715,822
Executive Vice President and Chief Financial Officer	2009	499,616	75,000	913,500	1,064,280	112,500	(64,523)	715,525	(7)	3,315,898
	2008	446,923	33,375	1,482,430	1,414,700	266,625	(224,373)	211,077		3,630,757

David P. Harding	2010	366,692	7,000	549,916	356,781	108,000	25,577	130,082		1,544,048
Senior Vice President and General Manager, International

Peter K. Soltani	2010	316,250	14,880	549,916	243,581	105,120	(18,714)	100,641		1,311,674
Senior Vice President and	2009	299,731	28,000	188,500	319,200	72,000	10,740	101,307		1,019,478
General Manager, Breast Health	2008	262,692	159,853	567,941	444,620	40,147	(23,703)	100,798		1,552,348

Steven S. Williamson	2010	298,539	12,600	472,431	213,812	92,400	6,299	106,330		1,202,411
Senior Vice President and General Manager, GYN Surgical Products

(1)	Reflects position as of September 25, 2010. Messrs. Harding, Soltani and Williamson were not named executive officers in 2009. Dr. Soltani was a named executive officer in 2008.
(2)	Represents discretionary bonuses earned pursuant to our short term incentive plans.
(3)	The amount included in the “Stock Awards” column represents the grant date fair value of restricted stock units (RSU) granted during the respective fiscal year. These RSUs vest over time and the values have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. The fair value of RSUs is calculated using the closing price of our Common Stock on the grant date.
(4)	The amount included in the “Options Awards” column represents the grant date fair value of all stock options granted during the respective fiscal year. These stock options vest over time and the values have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. For stock option valuations, we use a binomial lattice model to determine the grant date fair value. The valuation model requires the use of certain underlying assumptions, which are based on management’s best estimates. The key assumptions used in the valuation of stock options include: expected stock price volatility, expected life of the stock option, the risk-free interest rate and dividend yield. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 25, 2010.

(5)	Represents performance-based cash payments under our short-term incentive plans.
(6)	All other compensation represents contributions made by us under our Supplemental Executive Retirement Plan, matching contributions made by us to our 401(k) Savings and Investment Plan, profit sharing, auto- allowance, financial planning, and the portion of health care insurance premiums paid by the company, on behalf of the named executive officers, which is a benefit offered to all other employees.
(7)	Includes retention payments of $1.5 million, $1.0 million and $0.5 million, respectively, to Messrs. Cumming, Cascella and Muir that became payable as a result of the executive remaining employed by us until December 31, 2008. The terms and conditions of Messrs. Cumming, Cascella and Muir’s Retention and Severance Agreements are discussed above under “Compensation Discussion and Analysis.”
(8)	Includes transition payment of $1.75 million that became payable as a result of Mr. Cumming’s Transition Agreement executed on November 5, 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Robert A. Cascella	11/11/2009	76,984			1,212,498
	11/11/2009		615,053	15.75	3,634,963

John W. Cumming	11/11/2009	44,444			699,993
	11/11/2009		355,082	15.75	2,098,535

Glenn P. Muir	11/11/2009	42,063			662,492
	11/11/2009		336,060	15.75	1,986,115

David P. Harding	11/11/2009	5,159			81,254
	11/11/2009		41,215	15.75	243,581
	1/28/2010		20,000	15.08	113,200
	6/28/2010	33,333			468,662

Peter K. Soltani	11/11/2009	5,159			81,254
	11/11/2009		41,215	15.75	243,581
	6/28/2010	33,333			468,662

Steven S. Williamson	11/11/2009	6,190			97,493
	11/11/2009		16,486	15.75	97,432
	12/14/2009		22,000	14.10	116,380
	6/28/2010	26,667			374,938

(1)	This column shows the full grant date fair value of restricted stock units and stock options under U.S. generally accepted accounting principles granted to our named executive officers. For restricted stock units, fair value is calculated using the closing price of our Common Stock on the grant date. The assumptions used to calculate the fair value of stock options are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 25, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert A. Cascella	150,000		1.92	2/17/2013
	120,000		3.56	11/6/2013
	72,000	108,000	33.31	1/16/2015
	56,200	224,800	14.50	11/13/2015
					35,806	(2)	596,528
					60,000	(3)	999,600
					68,250	(4)	1,137,045
					76,984	(5)	1,282,553
		615,053	15.75	11/11/2016

John W. Cumming	120,000		3.56	11/6/2013
	100,000		11.73	9/15/2015
	200,000	300,000	33.31	1/16/2015
	142,600	570,400	14.50	11/13/2015
					7,618	(2)	126,916
					160,000	(3)	2,665,600
					173,250	(4)	2,886,345
					44,444	(5)	740,437
		355,082	15.75	11/11/2016

Glenn P. Muir	200,000		2.57	11/13/2011
	300,000		2.38	9/17/2012
	280,000		3.56	11/6/2013
	60,000		11.73	9/15/2015
	56,000	84,000	33.31	1/16/2015
	39,200	156,800	14.50	11/13/2015
					4,572	(2)	76,170
					40,000	(3)	666,400
					47,250	(4)	787,185
					42,063	(5)	700,770
		336,060	15.75	11/11/2016

David P. Harding	92,266		18.47	1/24/2012
	53,820		18.32	1/23/2013
	93,308		16.41	10/4/2014
	5,698	17,098	14.87	1/15/2015
	76,890		17.97	10/3/2015
	8,000	32,000	14.50	11/13/2015
					16,000	(3)	266,560
					9,750	(4)	162,435
					5,159	(5)	85,949
					33,333	(6)	555,328
		41,215	15.75	11/11/2016
		20,000	15.08	1/28/2017

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Peter K. Soltani	17,600	26,400	33.31	1/16/2015
	20,000		13.87	10/31/2015
	8,000	32,000	14.50	11/13/2015
	16,000	4,000	23.92	2/28/2016
	4,000	16,000	13.63	6/22/2016
					1,066	(2)	17,760
					16,000	(3)	266,560
					9,750	(4)	162,435
					5,159	(5)	85,949
					33,333	(6)	555,238
		41,215	15.75	11/11/2016

Steven S. Williamson	5,766		14.25	4/27/2011
	10,764		18.47	1/24/2012
	15,376		18.30	1/26/2013
	1,152		15.72	7/1/2014
	9,226		17.73	12/1/2014
	2,330	6,994	14.87	1/15/2015
	6,200	24,800	14.50	11/13/2015
	30,754		18.48	1/9/2016
					6,000	(3)	99,960
					7,500	(4)	124,950
					6,190	(5)	103,125
					26,667	(6)	444,272
		16,486	15.75	11/11/2016
		22,000	14.10	12/14/2016

(1)	Based upon the closing price of $16.66, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 24, 2010, the last trading day of our Common Stock in fiscal year 2010.
(2)	These RSUs were granted on October 22, 2007 and became fully vested on October 22, 2010.
(3)	These RSUs were granted on January 16, 2008 and became fully vested on January 16, 2011.
(4)	These RSUs were granted on November 13, 2008 and fully vest on November 13, 2012.
(5)	These RSUs were granted on November 11, 2009 and fully vest on November 11, 2013.
(6)	These RSUs were granted on June 28, 2010 and fully vest on June 28, 2013.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares	Value Realized ($) (2)
Robert A. Cascella	—	—	29,996	462,906
John W. Cumming	—	—	68,102	1,056,213
Glenn P. Muir	140,000	1,358,637	21,962	338,143
David P. Harding	—	—	3,250	50,830
Peter K. Soltani	—	—	3,250	50,830
Steven S. Williamson	1,384	5,418	2,500	39,100

(1)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.
(2)	Value realized is calculated based on the number of shares vested multiplied by the closing price of our Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather represents the gross value realized.

Change of Control/Severance Payments:

POTENTIAL PAYMENTS UPON CHANGE-OF-CONTROL

Name	Potential Payment on Change of Control ($) (1)	Accelerated Vesting of Company SERP Contributions ($) (2)	Share Awards ($) (1) (3)	Health and Welfare Benefits ($) (1) (4)	Total ($)
Robert A. Cascella	5,271,370	261,977	5,060,993	15,368	10,609,708
John W. Cumming	(5)	360,219	7,974,487	—	8,334,706
Glenn P. Muir	3,042,325	183,677	2,875,027	45,746	6,146,775
David P. Harding	506,767	95,366	1,239,103	15,249	1,856,485
Peter K. Soltani	505,000	73,223	1,243,137	15,249	1,836,609
Steven S. Williamson	457,833	38,476	909,717	15,249	1,421,275

(1)	Benefits and payments calculated assuming the executive’s employment was terminated by us without cause or by the executive for good reason on September 25, 2010 following a change of control.
(2)	Under the terms of our SERP (see discussion below), employer contributions to the SERP are fully vested in the event of a change of control.
(3)	Assumes a change of control price of $16.66, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 24, 2010, the last trading day for our Common Stock in fiscal year 2010.
(4)	Includes medical and dental benefits.
(5)	Under the terms of his Transition Agreement, Mr. Cumming would be entitled to certain benefits upon termination of his employment by us without cause or by Mr. Cumming for good reason, without regard to whether a change of control has occurred, including the acceleration of his then unpaid retention payments. The retention payments under this agreement total $3.45 million, the first annual installment payment of $1.725 million was paid on November 12, 2010 and the second annual installment of $1.725 million is payable on November 5, 2011, provided that Mr. Cumming remains employed by us through that date.

The terms and conditions of Mr. Cumming’s Transition Agreement and our change of control agreements with Messrs. Cascella, Muir, Harding, Soltani and Williamson are discussed above under “Compensation Discussion and Analysis.”

Severance Payments

The terms and conditions Mr. Cummings transition agreement and our severance and retention agreements with Messrs. Cascella and Muir are discussed above under “Compensation Discussion and Analysis.”

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. Cascella	154,063	275,000	225,204	—	2,176,131
John W. Cumming	—	200,000	164,217	—	1,590,681
Glenn P. Muir	183,317	175,000	142,592	—	2,153,076
David P. Harding	18,335	75,000	25,577	—	382,772
Peter K. Soltani	10,000	75,000	(18,714)	—	395,271
Steven S. Williamson	18,508	75,000	6,299	—	220,527

(1)	These contributions were determined and paid in fiscal 2011.

Effective as of March 15, 2006, we adopted a Supplemental Executive Retirement Plan (the “SERP”), to provide non-qualified retirement benefits to a select group of our senior management and highly compensated employees including the named executive officers. The SERP is a deferred compensation plan that permits the named executive officers to elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to their SERP. In addition, we have the discretion to make annual discretionary contributions on behalf of participants in the SERP. Contributions made by us are subject to a three year vesting schedule, such that each contribution is one-third vested each year and are fully-vested three years after the contribution is made. Our contributions become fully vested upon death or disability of the participant or a change of control. Voluntary contributions made by the named executive officers are 100% vested.

A separate SERP account is established for each named executive officer and each account will be credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the SERP will be our general unsecured obligations to pay money in the future. We established a rabbi-trust as a source of funds which can satisfy the obligations under the SERP. The named executive officers have no rights to any assets held by the rabbi-trust, except as general creditors. The named executive officers’ rights to any amounts credited to his SERP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the named executive officer and may also pass upon his/her death pursuant to a beneficiary designation in accordance with the terms of the SERP.

A named executive officer is entitled to his SERP benefits upon the earlier of his normal retirement date (as defined in the SERP) or termination of his employment. SERP benefits will be equal to the total of the following: the named executive officer’s deferrals and the vested portion of our discretionary contributions, plus earnings thereon. SERP benefits are paid in lump sum, or at the named executive officer’s election, in annual installments for a period of up to fifteen years. Distributions of SERP benefits will be made on or about January 15th immediately following the earlier of the named executive officer’s normal retirement date or termination of employment, or, if later, forty-five days following the earlier of his/her normal retirement date or termination of employment. In certain instances, the Internal Revenue Code of 1986, as amended, requires that distribution not be made to a named executive officer until six months after his/her separation from service. The named executive officer may also elect to receive a portion of his/her deferrals while continuing to be employed by us, subject to making an election at the time that he/she elects to make a contribution to the SERP. A named executive officer may also receive a distribution if he/she suffers an unforeseeable emergency in accordance with the Internal Revenue Code of 1986, as amended.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation of our directors for the fiscal year ended September 25, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Sally Crawford	109,300	87,493	87,426	284,219
David LaVance, Jr.	144,500	87,493	87,426	319,419
Nancy Leaming	126,700	87,493	87,426	301,619
Lawrence Levy	121,100	87,493	87,426	296,019
Elaine Ullian	98,700	87,493	87,426	273,619
Wayne Wilson	112,100	87,493	87,426	287,019

(1)	The value of Stock Awards and Option Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock units, is based on the closing price of our Common Stock on the grant date. The fair value of Option Awards, which are stock options, is determined by use of a binomial lattice model. The valuation model requires the use of certain underlying assumptions, which are based on management’s best estimates. The key assumptions used in the valuation of stock options include: expected stock price volatility, expected life of the stock option, the risk-free interest rate and dividend yield. For a detailed description of the assumptions used to calculate the grant date fair value of stock options, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 25, 2010.

Cash Compensation. During fiscal 2010, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

•	An annual cash payment of $60,000, payable $15,000 per quarter.

•

An annual cash payment for the chairperson of the Audit Committee of $20,000, payable $5,000 per quarter and an annual cash payment for the chairperson of each of the Compensation Committee, Corporate Development Committee and Nominating and Corporate Governance Committee of $12,000, payable $3,000 per quarter.

•

An annual cash payment for the Lead Independent Director of $30,000, payable $7,500 per quarter, provided that if the Lead Independent Director also serves as the chairperson of one of the Company’s committees, the Lead Independent Director shall not receive the annual retainer for service as a chairperson of such committee.

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board at which the non-employee director was physically present.

•	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

•

$2,500 for each meeting of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Corporate Development Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

•	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

Equity Awards to Directors. Under our compensation program for non-employee directors, each non-employee director will, as of the date the director is first elected to the Board, receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles) as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 will consist of restricted stock units of the Company and $175,000 will consist of options to purchase Common Stock of the Company. The restricted stock units and the options will vest over a three-year period and the options will have a term of seven years. In addition, each non-employee director will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant consisting of 50% restricted stock units and 50% options to purchase Common Stock of the Company. The restricted stock units and options will vest over a one-year period. In January 2010, each of our non-employee directors received these annual equity compensation grants.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

John W. Cumming. In fiscal 2010, we paid Mr. Cumming’s wife cash compensation in the aggregate amount of approximately $239,943, consisting of a salary of $194,943 and a bonus of $45,000 and awarded her options to purchase 15,218 shares of our Common Stock and 5,714 restricted stock units for services rendered to our company in her capacity as our Vice President of Marketing.

Review, Ratification and Approval. Our Audit Committee reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders. Please read “Compensation Discussion and Analysis” beginning on page 12 and “Compensation and Other Information Concerning Officers and Directors” beginning on page 39 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the approval of the executive compensation at our annual meeting is required to approve the executive compensation as disclosed in this proxy statement. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. However, our Compensation Committee and our Board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the approval of this resolution. Management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, and as described in Proposal 2 included on page 47 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation of named executive officers as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting when you vote in response to this proposal.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal regarding the frequency of an advisory vote on executive compensation. Because this vote is advisory and not binding on the Board, the Compensation Committee or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2011, and the Board is asking stockholders to ratify that selection. Although, current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm at our annual meeting is required to ratify the appointment of Ernst & Young. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Ernst & Young. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending September 24, 2011. Ernst & Young has continuously served as our independent registered public accounting firm since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Ernst & Young for professional services rendered for the fiscal years ended September 25, 2010 and September 26, 2009:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees	$3,103,500	$3,739,900
Audit-Related Fees	$1,040,200	$11,700
Tax Fees	$538,100	$626,400
All Other Fees	$2,800	$2,800

Total Fees	$4,684,600	$4,380,800

Audit Fees. Consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits and regulatory filings, consents and other services related to SEC filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2010, these services primarily related to due diligence and related activities in connection with acquisitions. In fiscal 2009, these services related to the audit of our 401(k) Savings and Investment Plan.

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2010 and 2009, these services included assistance regarding federal, state and international tax preparation, planning and consultation.

All Other Fees. Consists of aggregate fees billed for the license of technical accounting software in both fiscal 2010 and 2009.

During fiscal 2010 and 2009, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2010 and 2009 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to the chairperson of the

Audit Committee to pre-approve services up to a designated amount. A summary of any new services pre-approved by the chairperson is reported to the full Audit Committee in connection with its next scheduled Audit Committee meeting.

The Audit Committee meets with representatives of the Ernst & Young periodically, but no less than quarterly throughout the year. The Audit Committee reviews audit, non-audit and tax services rendered by and the performance of Ernst & Young, as well as fees charged by Ernst & Young for such services. In engaging Ernst & Young for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Ernst & Young’s independence.

Report of Audit Committee of the Board of Directors

Pursuant to authority delegated by the Board, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter that was revised and approved by the Board on May 1, 2009. A copy of the Audit Committee’s current charter is publicly available on the Company’s website at www.hologic.com.

The Audit Committee met thirteen (13) times during fiscal 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal audit function and our independent registered public accounting firm, Ernst & Young. The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits and the Committee regularly met with Ernst & Young without the presence of management. Ernst & Young has unrestricted access to the Audit Committee.

The Audit Committee reviewed our audited financial statements for the fiscal year ended September 25, 2010, and discussed them with both management and Ernst & Young. The Audit Committee also discussed with management and Ernst & Young the process used to support certifications by our Chief Executive Officer and our Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

The Audit Committee also discussed with Ernst & Young the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) and the Public Company Accounting Oversight Board rules and regulations, as currently in effect. Ernst & Young provided the Audit Committee with written disclosures and the letter required the applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with Ernst & Young its independence from our company.

When considering Ernst & Young’s independence, the Audit Committee considered whether its provision of services to our company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by Ernst & Young, and approved the amount of all fees paid for such services.

Based on the review and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended September 25, 2010. The Audit Committee has also approved the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 24, 2011.

Respectfully Submitted by the

Audit Committee:

Nancy L. Leaming, Chairperson

David R. LaVance, Jr.

Lawrence M. Levy

Wayne Wilson

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as January 7, 2011 by: (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; (2) each of our directors or nominees for director; (3) each of our executive officers named in the Summary Compensation Table on page 39 and (4) all of our directors, nominees for director and executive officers as a group.

Name and address of beneficial owner	Amount and nature of ownership (1)	Percentage of class (2)
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	34,069,657	13.1%

Capital Research Global Investors (4) 333 South Hope Street Los Angeles, CA 90071	31,734,950	12.2%

Robert A Cascella (5)	764,642	*

John W. Cumming (6)	1,253,393	*

Glenn P. Muir (5)	1,648,150	*

David R. LaVance, Jr. (5)	126,105	*

Nancy L. Leaming (5)	166,680	*

Lawrence W. Levy (5)	195,986	*

Sally W. Crawford (5)	294,948	*

Wayne Wilson (5)	186,514	*

Elaine S. Ullian (5)	126,680	*

David P. Harding (5)	377,598	*

Peter K. Soltani (5)	120,003	*

Steven S. Williamson (5)	103,172	*

All directors, nominees for director and executive officers as a group (5)	6,002,574	2.3%

*	Less than one percent of the outstanding shares of our Common Stock.
(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)	Applicable percentage ownership as of January 7, 2011 is based upon 260,145,853 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after January 7, 2011 and restricted stock units covering shares of our Common Stock that vest within 60 days after January 7, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options and restricted stock units, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 10, 2011. As of December 31, 2010, BlackRock, Inc. had sole dispositive power over 34,069,657 shares and sole voting power over 34,069,657 shares.
(4)	Amount and nature of ownership listed is based solely upon information contained in a Form 13F filed with the SEC by Capital Research Global Investors on November 15, 2010.
(5)

Includes the following shares of Common Stock subject to options exercisable within 60 days after January 7, 2011: Mr. Cascella – 613,410; Mr. Muir – 1,069,612; Mr. LaVance – 120,071; Ms. Leaming – 153,952;

Mr. Levy – 189,952; Ms. Crawford – 187,764; Mr. Wilson – 169,310; Ms. Ullian – 113,952; Mr. Harding – 350,225; Dr. Soltani – 94,643; Mr. Williamson – 95,465; and all current directors, nominees for directors and executive officers as a group – 4,297,530. Also includes the following restricted stock units covering shares of our Common Stock that vest within 60 days after January 7, 2011: Mr. Cascella – 60,000; Mr. Muir – 40,000; Mr. Harding – 16,000; Dr. Soltani – 16,000; Mr. Williamson – 6,000; and all current directors, nominees for directors and executive officers as a group – 350,000.

(6)	Includes options to purchase 876,216 shares of Common Stock held by Mr. Cumming and options to purchase 25,797 shares of Common Stock held by Mr. Cumming’s wife exercisable within 60 days after January 7, 2011, restricted stock units covering 160,000 shares of our Common Stock held by Mr. Cumming and restricted stock units covering 4,000 shares of our Common Stock held by Mr. Cumming’s wife that vest within 60 days after January 7, 2011, and 5,720 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares of Common Stock, options to purchase shares of Common Stock, and restricted stock units covering shares of Common Stock held by his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended September 25, 2010, Section 16(a) filing requirements were met except for the following late filing: Mr. Williamson filed one late report for one transaction.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2012 annual meeting of stockholders must be received by us no later than September 20, 2011. These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Our bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our annual meeting of stockholders in 2012 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Nominating and Corporate Governance Committee at 35 Crosby Drive, Bedford, MA 01730 not later than December 3, 2011 and must not have been received earlier than November 3, 2011 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Pursuant to our bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that they are the holder of record, are entitled to vote, and intend to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Hologic may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by Hologic. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MA 01730. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MARCH 2, 2011: The Proxy Statement, the

Hologic Annual Report for the fiscal year ended September 25, 2010 and the

Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC. 35 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28989-P04698-Z54510                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HOLOGIC, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees
	01) John W. Cumming	06) Nancy L. Leaming
	02) Robert A. Cascella	07) Lawrence M. Levy
	03) Glenn P. Muir	08) Elaine S. Ullian
	04) Sally W. Crawford	09) Wayne Wilson
05) David R. LaVance, Jr.
The Board of Directors recommends you vote FOR the following:								For	Against	Abstain
2.

To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

								☐	☐	☐
The Board of Directors recommends you vote FOR a 1 YEAR frequency:							1 Year	2 Years	3 Years	Abstain
3.

To elect the option of once every one year, two years, or three years to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).

							☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following:								For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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M28990-P04698-Z54510

HOLOGIC, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

March 2, 2011

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 18, 2011 and hereby appoints Robert A. Cascella and Glenn P. Muir, each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on March 2, 2011 at 8:30 A.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. All previous proxies are hereby revoked.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” PROPOSALS 1 AND 2, “FOR” A ONE YEAR FREQUENCY ON PROPOSAL 3, “FOR” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

Address Changes/Comments: ______________________________________________________________________ ________________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side